SCHEDULE 14A

________________________________

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant	☐

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☐	Soliciting Material Under Rule 14a-12

Sturm, Ruger & Company, Inc.

(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STURM, RUGER & COMPANY, Inc.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

April 20, 2023

Dear Fellow Stockholders:

You are cordially invited to participate in the 2023 Annual Meeting of Stockholders of Sturm, Ruger & Company, Inc. to be held virtually at 9:00 a.m. Eastern Daylight Time on Thursday, June 1, 2023. Details regarding how to participate in the virtual meeting and the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

The Board of Directors looks forward to your participation in the 2023 Annual Meeting.

STURM, RUGER & COMPANY, INC.

Christopher J. Killoy
Chief Executive Officer

STURM, RUGER & COMPANY, Inc.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 1, 2023

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of STURM, RUGER & COMPANY, INC. (the “Company”) will be held on June 1, 2023 at 9:00 a.m. Eastern Daylight Time. The Annual Meeting of Stockholders will be a virtual meeting webcast live via the Internet. You will be able attend the meeting, vote, and submit questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/RGR2023 and entering the 16-digit control number on your proxy card or the instructions included in your proxy materials. The following matters will be considered and acted upon at the Annual Meeting of Stockholders:

1.      A proposal to elect nine (9) Directors to serve on the Board of Directors for the ensuing year;

2.      A proposal to ratify the appointment of RSM US LLP as the Company’s independent auditors for the 2023 fiscal year;

3.      A proposal to approve the Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan;

4.      An advisory vote on the compensation of the Company’s Named Executive Officers;

5.      An advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers;

6.      A shareholder proposal seeking an assessment of Company advertising and marketing practices; and

7.      Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of Common Stock at the close of business on April 6, 2023 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting, at the Company’s offices located at 1 Lacey Place, Southport, CT 06890.

The Company’s Proxy Statement is attached hereto.

By Order of the Board of Directors

Kevin B. Reid, Sr.
Corporate Secretary

Southport, Connecticut

April 20, 2023

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO PARTICIPATE IN THE LIVE ANNUAL MEETING VIA THE INTERNET AT WWW.VIRTUALSHAREHOLDERMEETING.COM/RGR2023. YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING. MOST STOCKHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR VOTES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET AT WWW.PROXYVOTE.COM, (2) BY TELEPHONE AT 1-800-690-6903, OR (3) BY REQUESTING AND RETURNING A PAPER PROXY USING THE POSTAGE-PAID ENVELOPE PROVIDED. STOCKHOLDERS MAY REQUEST THE PROXY MATERIALS AT WWW.PROXYVOTE.COM OR BY CALLING 1-800-579-1639.

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(Continued)

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Sturm, Ruger & Company, Inc.

April 20, 2023

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 1, 2023 proxy solicitation and voting information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Sturm, Ruger & Company, Inc. (the “Company”) for use at the 2023 Annual Meeting of Stockholders (the “Meeting” or the “Annual Meeting of Stockholders”) of the Company to be held live via the Internet at 9:00 a.m. Eastern Daylight Time on June 1, 2023, or at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement has been posted and is available on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov and the Company’s website at www.ruger.com. In addition, stockholders may view or request the proxy materials at www.proxyvote.com or by calling 1-800-579-1639, and may vote their proxy at www.proxyvote.com or by calling 1-800-690-6903. Please review the proxy materials before voting your shares.

The mailing address of the principal executive office of the Company is 1 Lacey Place, Southport, Connecticut 06890.

In accordance with rules established by the SEC that allow companies to furnish their proxy materials over the Internet, on April 20, 2023, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2022 to our stockholders who have not specified that they wish to receive paper copies of our proxy materials. The Notice of Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2022 and a form of proxy card. We believe this process will allow us to provide our stockholders with the information they need in a more timely, environmentally friendly and cost-effective manner. All expenses in connection with the solicitation of these proxies, which are estimated to be $150,000, will be borne by the Company. We encourage our stockholders to contact the Company’s transfer agent, Computershare Investor Services, LLC, or their stockbrokers to sign up for electronic delivery of proxy materials in order to reduce printing, mailing and environmental costs.

If your proxy is signed and returned, it will be voted in accordance with its terms. However, a stockholder of record may revoke his or her proxy before it is exercised by: (i) giving written notice to the Company’s Secretary at the Company’s address indicated above, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Company’s Secretary before the Meeting or (iii) participating in the Meeting and voting via the Internet during the Meeting (although participation in the Meeting will not, in and of itself, constitute revocation of a proxy).

The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements, is enclosed herewith and has been posted and is available on the SEC’s website at www.sec.gov and the Company’s website at www.ruger.com.

Only holders of shares of Common Stock, $1.00 par value, of the Company (the “Common Stock”) of record at the close of business on April 6, 2023 will be entitled to vote at the Meeting. Each holder of record of the issued and outstanding shares of Common Stock is entitled to one vote per share. As of April 6, 2023, 17,708,081 shares of Common Stock were issued and outstanding and there were no outstanding shares of any other class of stock. The presence of stockholders holding a majority of the issued and outstanding Common Stock, either present (participating in the internet Meeting) or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. Directions to withhold authority to vote for the election of directors, abstentions, and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received such instructions from its customers on a proposal. A “broker non-vote” occurs when a nominee holding uninstructed shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that non-routine matter. In connection with the treatment of abstentions and broker non-votes, only the proposal to ratify the independent auditors is considered a “routine” matter, and brokers are entitled to vote uninstructed shares only with respect to that proposal.

Determination of whether a matter specified in the Notice of Annual Meeting of Stockholders has been approved will be determined, in accordance with the Company’s By-laws and applicable law, as follows:

•        Proposal No. 1 – Election of Directors: Directors will be elected by a plurality of the votes cast by the holders of shares of Common Stock present in person (participating in the internet Meeting) or by proxy at the Meeting and entitled to vote. Consequently, the nine nominees who receive the greatest number of votes cast for election as Directors will be elected. Shares present, which are properly withheld as to voting with respect to any one or more nominees, and broker non-votes will not be counted as voting on the election of Directors and accordingly will have no effect as votes on the election of Directors.

•        Proposal No. 2 – Ratification of Independent Auditors: The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast with respect to Proposal No. 2 at the Meeting (and entitled to vote thereon) is required to ratify the appointment of RSM US LLP as the Company’s independent auditors for the 2023 fiscal year. Abstentions and broker non-votes are not considered to be votes cast and accordingly will have no effect on the outcome of such vote. As noted above, because the ratification of independent auditors is considered a “routine” matter, brokers are entitled to vote uninstructed shares with respect to Proposal No. 2.

•        Proposal No. 3 – 2023 Stock Incentive Plan: The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast with respect to Proposal No. 3 at the Meeting (and entitled to vote thereon) is required to approve the Company’s 2023 Stock Incentive Plan. Abstentions and broker non-votes are not considered to be votes cast and accordingly will have no effect on the outcome of such vote.

•        Proposal No. 4 – Say on Pay: The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast with respect to Proposal No. 4 at the Meeting (and entitled to vote thereon) is required to approve the advisory vote on executive compensation. Abstentions and broker non-votes are not considered to be votes cast and accordingly will have no effect on the outcome of such vote.

•        Proposal No. 5 – Say on Frequency of Say on Pay: The proposed duration with the highest number of votes of the holders of shares of Common Stock cast with respect to Proposal No. 5 at the Meeting (and entitled to vote thereon) will represent the expressed opinion of the stockholders to be considered by the Board of Directors, on an advisory basis. Abstentions and broker non-votes are not considered to be votes cast and accordingly will have no effect on the outcome of such vote.

•        Proposal No. 6 – Shareholder Proposal: The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast with respect to Proposal No. 6 at the Meeting (and entitled to vote thereon) is required to approve the shareholder proposal. Abstentions and broker non-votes are not considered to be votes cast and accordingly will have no effect on the outcome of such vote.

LIST OF PROPOSALS AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS

proposal no. 1 – election of directors

Nine Directors will be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until his or her successor is elected and has qualified.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” each of the named nominees.

Proposal no. 2 – ratification of independent auditors

RSM US LLP has served as the Company’s independent auditors since 2005. Subject to the ratification of the Company’s stockholders, the Board of Directors has reappointed RSM US LLP as the Company’s independent auditors for the 2023 fiscal year.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent auditors.

Proposal no. 3 – 2023 StOCK INCENTIVE pLAN

The Company shall seek approval of The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan, which will enable the Company to continue to offer equity-based incentive compensation and retention awards to key members of its management team.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” approval of The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan, which is described in detail in this Proxy Statement.

Proposal no. 4 – Say On Pay

The Company shall seek an advisory vote on executive compensation.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” approval of the pay-for-performance compensation policies and practices employed by the Compensation Committee, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation in this Proxy Statement.

PROPOSAL NO. 5 – SAY ON FREQUENCY OF PAY

The Company shall seek an advisory vote on executive compensation every year, every 2 years or every 3 years.

Board of Directors’ Recommendation

The Board of Directors recommends a vote of “1 YEAR” for the frequency of the stockholder vote to approve the compensation of the Named Executive Officers.

PROPOSAL NO. 6 – SHAREHOLDER PROPOSAL

Shareholder proposal to require the Company to assess whether the Company’s advertising and marketing practices may pose financial and/or reputational risks.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “AGAINST” approval of the shareholder proposal, for the reasons described in detail in this Proxy Statement.

proposal no. 1 – election of directors

Nine Directors will be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until his or her successor is elected and has qualified.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees named below.

director NOMINEES

The following table lists each nominee for Director and sets forth certain information concerning each nominee’s age, business experience, other directorships and committee memberships in publicly held corporations, current Board committee assignments, and qualifications to serve on the Board as of the date of this Proxy Statement. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director, the Board also believes that all of our Director nominees have established reputations of integrity, honesty and adherence to high ethical standards, and have demonstrated a commitment of service to the Company, an appreciation of its products, and a commitment to the Constitutional rights of American citizens to keep and bear arms. Each nominee has effectively demonstrated business acumen and the ability to exercise sound judgment in his or her individual careers and service on other public boards and board committees, as applicable.

Should any of the said nominees for Director not remain a candidate at the time of the Meeting (a condition which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees for Director selected by the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
John A. Cosentino, Jr. Age 73 Director since August, 2005

Mr. Cosentino has been a partner of Ironwood Manufacturing Fund, LP since 2002, a Director of Simonds International, Inc. since 2001, the Chairman of the Board of Habco Industries LLC since 2012, and Senior Advisor of Ironwood Capital Holdings LLC since 2012. He was a Director of Flux Power Holdings, Inc. from 2020-2022, a Director of Addaero LLC from 2014 to 2019, a Director of Whitcraft LLC from 2011 to 2017, a Director of the Bilco Company from 2007 to 2016, Chairman of North American Specialty Glass LLC from 2005 to 2012, Vice-Chairman of Primary Steel LLC from 2005 to 2007, and a Director of the Wiremold Company from 1991 to 2000. Mr. Cosentino was a partner of Capital Resource Partners, LP from 1999 to 2001, Vice President-Operations of the Stanley Works from 1997 to 1999, President and Co-owner of PCI Group, Inc. and Rau Fastener, LLC from 1993 to 1996, President of the Otis Elevator-North America division of United Technologies from 1990 to 1996, and Group Executive of the Danaher Corporation from 1987 to 1990. Mr. Cosentino was named as the Company’s Vice-Chairman on April 28, 2010, having served as Lead Director beginning in April, 2007, and the Lead Vice-Chairman on May 9, 2018 (which function encompasses the duties of Lead Director). He is currently Chairman of the Compensation Committee and a member of the Audit Committee of the Company. The Board believes that Mr. Cosentino’s extensive executive management, investment management and board experience qualify him to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Michael O. Fifer Age 66 Director since October, 2006

Mr. Fifer was the Chief Executive Officer of the Company from September 25, 2006 to May 9, 2017. Additionally, he served as President of the Company from April 23, 2008 to January 1, 2014. He was the Executive Vice President and President of Engineered Products of Mueller Industries, Inc. from 2003 to 2006, President of North American Operations of Watts Industries, Inc. from 1998 to 2002, President of Various Watts Industries divisions from 1994 to 1998, and a member of the Board of Directors and Audit, Compensation and Special Committees of Conbraco Industries from 2003 to 2006. Mr. Fifer was named Vice-Chairman of the Board in May 2017 and is a member of the Capital Policy and Risk Oversight Committees. The Board believes that Mr. Fifer’s executive leadership and management experience and skills, including his service as the CEO and President of the Company, and his deep understanding of the Company and its products and the firearms industry qualify him to serve on the Board of Directors.

Sandra S. Froman Age 73 Director since December, 2015

Ms. Froman is an attorney and formerly in private civil law practice with the Law and Mediation Office of Sandra S. Froman, P.L.C. She is a former partner of Snell & Wilmer, LLP a former shareholder of Bilby & Shoenhair, PC, and a former partner of Loeb & Loeb, LLP. Ms. Froman is a former President and board member of the Arizona Bar Foundation. She taught law school courses at Santa Clara University Law School from 1983 to 1985. Ms. Froman has been a member of the Board of Directors of the National Rifle Association (“NRA”) since 1992. She served as a Vice President from 1998 to 2005 and as NRA President from 2005 to 2007. She has chaired a number of NRA committees, including the Executive Committee, the Legislative Policy Committee, the Grassroots Development Committee and the Industry Relations Task Force. She holds a lifetime position on the NRA Executive Council. She is also a former President and Trustee of the NRA Foundation and a former Trustee of the NRA Civil Rights Defense Fund. Ms. Froman is the former President of the Mzuri Wildlife Foundation and served on its Board from 2013 to 2022. Ms. Froman is the chair of the Nominating and Corporate Governance, and a member of the Compensation, and Risk Oversight Committees of the Company. The Board believes that Ms. Froman’s experience as an attorney and deep knowledge of, and involvement with, the firearms industry qualify her to serve on the Board of Directors.

Rebecca S. Halstead Age 64 Director since June 2022

Brigadier General (Retired, U.S. Army) Rebecca S. Halstead is the Chief Executive Officer and Founder of Steadfast Leadership, LLC, a private leader development training and consultant company founded in 2010. In that role, she has worked with hundreds of Fortune 500 companies, speaking on leadership, consulting and coaching. She has also worked for Thayer Leadership as an individual contractor; serving as a senior advisor and being a keynote speaker on leadership. She has been a consultant since 2011 on leadership and logistics for Standard Process, a family-owned company that manufactures whole food-based nutritional supplements. From 2009 to 2010, General Halstead served as a Commissioner for the Presidential Commission on Military Leadership Diversity. Prior to establishing Steadfast Leadership, she served in the United States Army for 27 years, and was a 1981 graduate of the United States Military Academy at West Point. From 1981 to 2008, General Halstead was a multifunctional logistician, and served in a variety of staff and command positions, nationally and internationally, as part of Joint and Coalition organizations. Brigadier General Halstead culminated her career as the senior commanding general in charge of logistics in Iraq from 2005 to 2006 in support of 250K personnel, followed by commanding the army’s Ordnance Center and Schools, where she was responsible for the academic training and leader development for all enlisted and commissioned officers with vehicle and weapons maintenance, munitions and explosive ordnance skillsets. Brigadier General Halstead is a member of the Nominating and Corporate Governance, Risk Oversight, and Capital Policy Committees of the Company. The Board believes that Brigadier General Halstead’s years of military experience and leadership, in addition to her extensive knowledge of the firearms industry, qualify her to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Christopher J. Killoy Age 64 Director since August, 2016

Mr. Killoy was named CEO of the Company on May 9, 2017 and has served as President since January 1, 2014. He was COO of the Company from January 1, 2014 to May 9, 2017. Prior to that, Mr. Killoy served as Vice President of Sales and Marketing beginning in November 2006. Mr. Killoy originally joined the Company in 2003 as Executive Director of Sales and Marketing, and subsequently served as Vice President of Sales and Marketing from 2004 to 2005. From 2005 to 2006, Mr. Killoy served as Vice President and General Manager of Savage Range Systems. Prior to joining Ruger, Mr. Killoy was Vice President of Sales and Marketing for Smith & Wesson. He is a member of the Board of Governors of the National Shooting Sports Foundation (“NSSF”) and a member of the Board of Directors of Velocity Outdoor, a subsidiary of Compass Diversified Holdings. Mr. Killoy is a 1981 graduate of the United States Military Academy at West Point and subsequently served in a variety of Armor and Infantry assignments in the U.S. Army. Mr. Killoy is a member of the Capital Policy Committee. The Board believes that Mr. Killoy’s intimate knowledge of the Company, his service as the CEO and President of the Company and his extensive business and management experience in the firearms industry qualify him to serve on the Board of Directors.

Terrence G. O’Connor Age 67 Director since September, 2014

Mr. O’Connor has spent over 30 years in the financial services industry. Mr. O’Connor has been a principal of High Rise Capital Partners, LLC, a private real estate investment firm, since 2010 (including its predecessor company). He is also the sole owner of Pokka, LLC, an e-commerce company specializing in writing instruments. He previously served as the Managing Partner of Cedar Creek Management, LLC, a private investment partnership, and as Partner at HPB Associates, also a private investment firm. Between 1990 and 1992, Mr. O’Connor served as an analyst with Feshbach Brothers. Prior to that, Mr. O’Connor spent 10 years at Kidder Peabody as a principal in equity sales and investment banking. Mr. O’Connor served as a Board Member of Covenant House New Jersey and on the Finance and Investment Committees of Covenant House International. He also served on the Compliance, Audit and Special Committees of SRV Bancorp. Mr. O’Connor is the Chairman of the Company’s Capital Policy Committee, and a member of the Company’s Nominating and Corporate Governance, Compensation, and Audit Committees. The Board believes that Mr. O’Connor’s financial insight and extensive knowledge of the firearms industry qualify him to serve on the Board of Directors.

Amir P. Rosenthal Age 61 Director since January, 2010

Mr. Rosenthal is currently Chief Operating Officer of The Granite Group Wholesalers LLC and has been in this role since 2022. He served as its Chief Financial Officer from 2018 to 2021. He was the Executive Vice President and a member of the Board of Advisors for Kensington Investment Corporation from 2017 to 2018. Before that, Mr. Rosenthal was the President of Performance Sports Group Ltd. (formerly Bauer Performance Sports Ltd.) from 2015 to 2016. He served as its Chief Financial Officer and Executive Vice President of Finance and Administration from 2012 to 2015, and Chief Financial Officer from 2008 to 2012. From 2001 to 2008, Mr. Rosenthal served in a variety of positions at Katy Industries, Inc., including Vice President, Chief Financial Officer, General Counsel and Secretary. From 1989 to 2001, Mr. Rosenthal served in a variety of positions at Timex Corporation, including Treasurer, Counsel and Senior Counsel, as well as Director and Chairman of Timex Watches Ltd. Mr. Rosenthal currently is the Chairman of the Company’s Risk Oversight Committee, and a member of the Company’s Audit, Nominating and Corporate Governance, and Capital Policy Committees. The Board believes that Mr. Rosenthal’s comprehensive business, legal and financial expertise qualifies him to serve on the Board of Directors.

Name, Age, First Became A Director	Business Experience During the Past Five Years, Other Directorships, Current Committee Memberships and Board Qualifications
Ronald C. Whitaker Age 75 Director since June, 2006

Mr. Whitaker served as the President and CEO of Hyco International from 2003 and as a member of its Board from 2001 until his retirement in 2011. In 2013, he joined the Board of Payne & Dolan (now Walbec Group), a family owned infrastructure construction business based in Wisconsin, and currently serves as a member of the Compensation Committee. Mr. Whitaker was a Board member of Global Brass and Copper Holdings, Inc. from 2011-2019, and served as the Lead Director, Chairman of its Compensation Committee and as a member of its Audit, and Nominating and Corporate Governance Committees. He was the Chairman of the Indiana University Manufacturing Policy Initiative at the School of Public and Environmental Affairs from June 2017 to 2020. Mr. Whitaker was a Board member of Pangborn Corporation from 2006 to 2015 and served as the chair of its Compensation Committee. He was a member of the Board and Executive Committee of Strategic Distribution, Inc., and was its President and CEO from 2000 to 2003. Mr. Whitaker was the President and CEO of Johnson Outdoors from 1996 to 2000, and CEO, President and Chairman of the Board of Colt’s Manufacturing Co., Inc. from 1992 to 1995. He is a former Board member of Firearms Training Systems, Group Decco, Michigan Seamless Tube, Precision Navigation, Inc., Weirton Steel Corporation and Code Alarm, and a former Trustee of the College of Wooster. Mr. Whitaker has been the Chairman of the Company’s Board of Directors since 2019 and is currently a member of the Compensation and Audit Committees. The Board believes that Mr. Whitaker’s significant executive, board and firearms industry experience, and his knowledge of the Company’s products qualify him to serve on the Board of Directors.

Phillip C. Widman Age 68 Director since January, 2010

Mr. Widman was the Senior Vice President and Chief Financial Officer of Terex Corporation from 2002 until his retirement in 2013. In 2014, Mr. Widman joined the Board of Directors of Harsco Corporation, where he serves on its Audit Committee, and Governance Committee. Also in 2014, Mr. Widman joined the Board of Directors of V2X, Inc. and serves as a member of its Audit Committee and chairs the Compensation Committee. He served as a Board and Nominating and Governance Committee member, and as Audit Committee chair, of Lubrizol Corp from November 2008 until September 2011. Mr. Widman was the Executive Vice President and Chief Financial Officer of Philip Services Corporation from 1998 to 2001. Mr. Widman currently is Chairman of the Company’s Risk Oversight Committee, and a member of the Compensation and Capital Policy Committees. The Board believes that Mr. Widman’s extensive business management, board and audit committee experience, financial expertise and personal experience in the shooting sports industry qualify him to serve on the Board of Directors.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” each of the nominees named above.

the board of directors, its committees AND POLICIES

The Board of Directors is committed to good business practice, transparency in financial reporting and the highest level of corporate governance. To that end, the Board of Directors and its Committees continually review the Company’s governance policies and practices as they relate to the practices of other public companies, the guidance of specialists in corporate governance, the rules and regulations of the SEC, Delaware law (the state in which the Company is incorporated) and the listing standards of the New York Stock Exchange (“NYSE”).

Corporate Board Governance Guidelines and Code of Business Conduct and Ethics

The Company’s corporate governance practices are embodied in the Corporate Board Governance Guidelines. In addition, the Company has adopted a Code of Business Conduct and Ethics, which governs the obligation of all employees, executive officers, and Directors of the Company to conform their business conduct to be in compliance with all applicable laws and regulations, among other things. The Company actively monitors internal compliance with the Code of Business Conduct and Ethics. Copies of the Corporate Board Governance Guidelines and Code of Business Conduct and Ethics are posted on the Company’s website at www.ruger.com and are available in print to any stockholder who requests them by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below.

Political Contributions Policy

The Board of Directors established a Political Contributions Policy providing for the disclosure of political contributions, if any, as defined in the Political Contributions Policy, in excess of $50,000 in the aggregate. A copy of the Political Contributions Policy is posted on the Company’s website at www.ruger.com.

Human Rights

The Company is committed to conducting its business in a manner that respects the human rights of stakeholders, which include our employees, business partners and the communities in which we operate. To that end, the Company adopted a Human Rights Policy Statement in October 2019, which is available at www.ruger.com and applies to all of the Company’s operations and facilities. Ultimate oversight for issues related to the Company’s Human Rights Policy Statement resides with the Board of Directors.

The Company expects all employees and third parties that it conducts business with, including suppliers, vendors and other business partners, to conduct themselves in accordance with the Company’s Human Rights Policy Statement and other Company policies and applicable laws and regulations described in the Human Rights Policy Statement. The Company has integrated the Human Rights Policy Statement and the Company’s Code of Business Conduct and Ethics into its internal training programs, which are mandatory for all employees.

Diversity And Inclusion

The Company is an equal opportunity employer and seeks diversity and inclusion for all individuals at all levels of its operations, regardless of race, color, religion, gender, sexual orientation, age, national origin, disability or any other protected legal classification. As of April 1, 2023, 543 of 1,853 Company employees were women, which is 29% of our full time workforce. As of that date, 257, or 14%, of the Company employees identified as racially or ethnically diverse.

The Board of Directors and the Nominating and Corporate Governance Committee are committed to actively seeking qualified female and minority candidates as director nominees, and the Company is committed to actively seeking to hire and develop female and minority members of the Company’s senior management team.

Human Capital

The Board of Directors and Company management deeply value Company employees and recognize the critical role they play in the Company’s overall success. The Company is dedicated to attracting, developing, and retaining employees by providing a preferred work environment that epitomizes our core values of Integrity, Respect, Innovation and Teamwork.

The Company seeks to attract candidates and retain employees by offering competitive compensation packages, which include:

•        Base wages,

•        Profit sharing,

•        Medical and welfare coverages,

•        Paid holidays and other paid time off, and

•        401(k) plan participation and matching program.

The Company believes its compensation packages:

•        Provide a base level of compensation to reflect an individual’s role and responsibilities,

•        Recognize and reward employees for the Company’s success, and

•        Provide for the safety, security and well-being of employees.

Our primary vehicle for human capital development is Ruger University, which has a mission to:

•        Enhance the understanding of our industry, Company and culture,

•        Strengthen the technical, interpersonal and leadership skills of each employee, and

•        Allow employees to positively change their own lives while creating value for all Ruger stakeholders.

All employees participate in Ruger University courses to satisfy mandatory training and job-specific requirements. Beyond that, all employees have access to Ruger University learning content, which includes computer skills, leadership, business basics, principles of finance and accounting, and many others. Content is accessible from work computers, home computers, and personal mobile devices.

On an annual basis, the Company conducts an Associate Engagement Survey for all employees, which is administered by a neutral third party. The Company analyzes survey responses carefully, which helps Company management understand, assess and improve employee satisfaction using dedicated, site-specific action plans.

In addition to its educational initiatives, the Company also has a myriad of policies and procedures regarding occupational health and safety that cover the Company’s employees, facilities, and operations. As a manufacturer that proudly produces its products in the United States, the Company prioritizes the health and safety of its almost 1,900 employees.

Since the beginning of the global outbreak of the Coronavirus disease 2019 (“COVID-19”) in March 2020, the Company has continued to take multiple, proactive steps to maintain the health and safety of its employees and maintain a clean, safe, and preferred workplace.

The Board’s Role in Risk Oversight

The Board’s role in the oversight of risk management includes receiving regular reports from the Risk Oversight Committee and senior management in areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks. The Risk Oversight Committee and the full Board review and discuss these reports with the goal of overseeing the identification and management of, and the development of mitigation strategies for, these risks.

Independent, Non-Management Directors

More than a majority of the current Directors are “independent” under the rules of the NYSE. The Board has affirmatively determined that none of Messrs. Cosentino, O’Connor, Rosenthal, Widman, and Whitaker or Ms. Froman or Ms. Halstead, has or had a material relationship with the Company or any affiliate of the Company, either directly or indirectly, as a partner, shareholder or officer of an organization (including a charitable organization) that has a relationship with the Company, and are therefore “independent” for such purposes under the rules of the NYSE, including Rule 303A thereof.

The Company contracts with the National Rifle Association (“NRA”) for some of its promotional and advertising activities. Ms. Froman serves on the Board of Directors of the NRA.

The independent, non-management members of the Board meet regularly in executive sessions and the independent, non-executive Chairman of the Board, or in his absence, the Lead Vice Chairman (the independent, non-management Vice Chairman), leads each such meeting. Ronald C. Whitaker has served as the non-executive Chairman of the Board since May 8, 2019, and John A. Cosentino, Jr. served as the sole Vice Chairman from April 28, 2010 through May 9, 2017, and as the sole Lead Vice Chairman since May 9, 2017.

Board Leadership Structure

In 2007, the By-Laws were amended to require the Chairman of the Board to be an independent, non-management Director who would preside at all meetings of the Board, including meetings of the independent, non-management Directors in executive session, which would generally occur as part of each regularly scheduled Board meeting. The separation of Chairman and Chief Executive Officer duties recognizes the difference in the two roles: the Chairman of the Board leads the Board of Directors as it provides guidance to and oversight of the CEO, while the CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The 2007 By-Laws amendment also provided that an independent, non-management Lead Director would be named to preside at stockholder, Board and executive session meetings and to act as an intermediary between the non-management Directors and management of the Company when special circumstances exist or communication out of the ordinary course is necessary, such as the absence or disability of the non-executive Chairman of the Board. In 2010, the Board amended the By-Laws to create the position of Vice Chairman, who assumes the duties of Lead Director as outlined above. In 2017, the By-Laws were amended to permit a second Vice Chairman, who does not need to be independent. Michael O. Fifer has served in that role since May 9, 2017.

Director Resignation Policy

In 2008, the Board of Directors established a policy whereby any Director who experiences a change in employment must submit his or her resignation to the Board for its consideration.

Membership and Meetings of the Board and Its Committees

Following the 2022 Annual Meeting of Stockholders, the members of the Board were John A. Cosentino, Jr., Christopher J. Killoy, Terrence G. O’Connor, Amir P. Rosenthal, Ronald C. Whitaker, Phillip C. Widman, Sandra S. Froman, Michael O. Fifer, and Rebecca S. Halstead.

The Board of Directors held 15 meetings during 2022, including four regular meetings and eleven special meetings. Each Director attended at least 91% of the meetings of the Board and of the Committees on which he or she served that were held during 2022. In addition, all members of the Board attended the 2022 virtual Annual Meeting of Stockholders. It is the policy of the Company that attendance at all meetings of the Board, all Committee meetings, and the Annual Meeting of Stockholders is expected, unless a Director has previously been excused by the Chairman of the Board for good cause.

Committee memberships at year end and the number of meetings of the full Board and its Committees held during the fiscal year 2022 are set forth in the table below. When feasible and appropriate, it is the practice of the Board to hold its regular Committee meetings in conjunction with the regular meetings of the Board of Directors. Each Committee is governed by a written charter that has been adopted by the Board. A copy of each Committee’s charter is posted on the Company’s website at www.ruger.com, and is available in print to any stockholder who requests it by contacting the Corporate Secretary as set forth in “STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD OF DIRECTORS” below.

Membership and Meetings of the Board and its Committees Table For Year 2022

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Oversight Committee	Capital Policy Committee
Ronald C. Whitaker	Chairman	Member	Member
John A. Cosentino, Jr.	Lead Vice Chairman	Member	Chair
Amir P. Rosenthal	Member	Chair		Member	Member	Member
Phillip C. Widman	Member		Member		Chair	Member
Terrence G. O’Connor	Member	Member	Member	Member		Chair
Sandra S. Froman	Member		Member	Chair	Member
Michael O. Fifer	Vice Chairman				Member	Member
Christopher J. Killoy	Member					Member
Rebecca S. Halstead (from June 1, 2022)	Member			Member	Member	Member
C. Michael Jacobi (until June 1, 2022)	Member		Member	Member
Total Number of Meetings	15	5	3	5	4	4

committees of the board

Audit Committee

In 2022, the members of the Audit Committee of the Board were Amir P. Rosenthal, John A. Cosentino, Jr., Terrence G. O’Connor, and Ronald C. Whitaker. Mr. Rosenthal serves as Chairman of the Audit Committee. All members of the Audit Committee are considered “independent” for purposes of service on the Audit Committee under the rules of the NYSE, including Rule 303A thereof, and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Audit Committee are financially literate and have a working familiarity with basic finance and accounting practices. In addition, the Company has determined that each of Messrs. Rosenthal, Cosentino, and Whitaker is an audit committee financial expert as defined by the SEC rules and regulations.

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling its responsibility with respect to its oversight of: (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee prepares the report required by the SEC rules included in this Proxy Statement.

Report of the Audit Committee*

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the audited financial statements.

RSM US LLP is the independent registered public accounting firm appointed by the Company, and ratified by the Company’s stockholders on June 1, 2022, to serve as the Company’s independent auditors for the 2022 fiscal year. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by PCAOB Auditing Standard 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, and has received the written disclosures and the letter from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and RSM US LLP’s report regarding its internal controls as required by NYSE Rule 303A.07. The Audit Committee also has considered whether RSM US LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during fiscal year 2022.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

____________

*       The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed to be “soliciting material” or “filed” under the Acts.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by RSM US LLP.

AUDIT COMMITTEE

Amir P. Rosenthal, Chairman
John A. Cosentino, Jr.
Terrence G. O’Connor
Ronald C. Whitaker

February 17, 2023

Compensation Committee

In 2022, the members of the Compensation Committee of the Board were John A. Cosentino, Jr., C. Michael Jacobi (until June 1, 2022), Sandra S. Froman, Terrence G. O’Connor, Phillip C. Widman, and Ronald C. Whitaker. Mr. Cosentino serves as Chairman of the Compensation Committee. Messrs. Cosentino, Jacobi, O’Connor, Widman, and Whitaker and Ms. Froman are considered “independent” for purposes of service on the Compensation Committee under the rules of the NYSE, including Rule 303A thereof.

The purposes of the Compensation Committee are: (i) discharging the responsibilities of the Board with respect to the compensation of the Chief Executive Officer of the Company, the other executive officers of the Company and members of the Board; (ii) establishing and administering the Company’s cash-based and equity-based incentive programs; and (iii) producing an annual report on executive compensation to be included in the Company’s annual Proxy Statement, in accordance with the rules and regulations of the NYSE and the SEC, and any other applicable rules or regulations. The Compensation Committee has the authority to form and delegate authority to one or more subcommittees, made up of one or more of its members, as it deems appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

During the 2022 fiscal year, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee. No current executive officers of the Company serve on the Compensation Committee.

Compensation Committee Report on Executive Compensation*

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

John A. Cosentino, Jr., Chairman
Sandra S. Froman
Terrence G. O’Connor
Ronald C. Whitaker
Phillip C. Widman

April 20, 2023

____________

*       The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of the Acts, except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed to be “soliciting material” or “filed” under the Acts.

Nominating and Corporate Governance Committee

In 2022, the members of the Nominating and Corporate Governance Committee of the Board were Sandra S. Froman, Rebecca S. Halstead, C. Michael Jacobi (until June 1, 2022), Terrence G. O’Connor, and Amir P. Rosenthal. Ms. Froman serves as Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible to the Board for identifying, vetting and nominating potential Directors and establishing, maintaining and supervising the corporate governance program. Some of these responsibilities are discussed in more detail below.

As required under its charter, the Nominating and Corporate Governance Committee has adopted criteria for the selection of new Directors, including, among other things, career specialization, technical skills, strength of character, independent thought, practical wisdom, mature judgment and cultural, gender and ethnic diversity. The Committee considers it important for Directors to have experience serving as a chief executive or financial officer (or another, similar position) in finance, audit, manufacturing, advertising, military or government, and to have knowledge and familiarity of firearms and the firearms industry. The Committee will also consider any such qualifications as required by law or applicable rule or regulation, and will consider questions of independence and conflicts of interest. In addition, the following characteristics and abilities, as excerpted from the Company’s Corporate Board Governance Guidelines, will be important considerations of the Nominating and Corporate Governance Committee:

•        Personal and professional ethics, strength of character, integrity and values;

•        Success in dealing with complex problems or having excelled in a position of leadership;

•        Sufficient education, experience, intelligence, independence, fairness, ability to reason, practicality, wisdom and vision to exercise sound and mature judgment;

•        Cultural, gender and ethnic diversity;

•        Stature and capability to represent the Company before the public and the stockholders;

•        The personality, confidence and independence to undertake full and frank discussion of the Company’s business assumptions;

•        Willingness to learn the business of the Company, to understand all Company policies and to make themselves aware of the Company’s finances;

•        Willingness at all times to execute their independent business judgment in the conduct of all Company matters; and

•        Diversity of skills, attributes and experience which augment the composition of the Board in execution of its oversight responsibilities to the benefit to the Company.

The charter also grants the Nominating and Corporate Governance Committee the responsibility to identify and meet individuals believed to be qualified to serve on the Board and recommend that the Board select candidates for directorships. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for Director, as set forth in the charter, includes inquiries into the backgrounds and qualifications of candidates. These inquiries include studies by the Nominating and Corporate Governance Committee and may also include the retention of a professional search firm to assist it in identifying or evaluating candidates.

The Nominating and Corporate Governance Committee has a written policy which states that it will consider Director candidates recommended by stockholders. There is no difference in the manner in which the Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders and the manner in which it evaluates candidates recommended by other sources. Shareholder recommendations for the nomination of directors should set forth (a) as to each proposed nominee, (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a Director of the Company if elected); (b) as to the shareholder giving the notice, (i) their name and address, as they appear on the Company’s books, (ii) the number of shares of the Company which are beneficially owned by such shareholder and (iii) a representation that such shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person. The Company may require any proposed nominee to furnish such other information as it may reasonably need to determine the eligibility of a proposed nominee to serve as a Director of the Company, including a statement of the qualifications of the candidate and at least three business references. All recommendations for nomination of Directors should be sent to the Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890. The Corporate Secretary will accept such recommendations and forward them to the Chairman of the Nominating and Corporate Governance Committee. In order to be considered for inclusion by the Nominating and Corporate Governance Committee as a candidate at the Company’s next Annual Meeting of Stockholders, stockholder recommendations for Director candidates must be received by the Company in writing delivered or mailed by first class United States mail, postage prepaid, no earlier than February 2, 2024 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders) and no later than March 3, 2024 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders).

The Company has not rejected any Director candidates put forward by a stockholder or group of stockholders who beneficially owned more than 5% of the Company’s Common Stock for at least one year prior to the date of the recommendation.

Risk Oversight Committee

In 2022, the members of the Risk Oversight Committee were Phillip C. Widman, Michael O. Fifer, Sandra S. Froman, Rebecca S. Halstead, and Amir P. Rosenthal. Phillip C. Widman serves as Chairman of the Risk Oversight Committee.

The Board established the Risk Oversight Committee in 2010 to collaborate with the Company’s executive team in assisting the Board in fulfilling its responsibility with respect to the Company’s enterprise risk management oversight. The Risk Oversight Committee’s responsibilities and roles are as follows:

•        To monitor all enterprise risk. In doing so, the Committee recognizes the responsibilities delegated to other committees of the Board, and understands that the other committees of the Board may emphasize specific risk monitoring through their respective activities.

•        To receive, review and discuss regular reports from senior management in areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, reputational and industry-related risks.

•        To discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessments and risk management policies.

•        To study or investigate any matter of interest or concern that the Committee deems appropriate.

Capital Policy Committee

In 2022, the members of the Capital Policy Committee were Terrence G. O’Connor, Michael O. Fifer, Rebecca S. Halstead, Christopher J. Killoy, Amir P. Rosenthal, and Phillip C. Widman. Terrence G. O’Connor serves as Chairman of the Capital Policy Committee.

The Board established the Capital Policy Committee in 2016 to help the Board fulfill its responsibility for the Company’s capital allocation oversight. The Capital Policy Committee’s responsibilities and roles are as follows:

•        To ensure that the Company has a clearly articulated plan for capital structure, dividend policy and share repurchases that considers future growth plans, business and financial risks, and financial and regulatory constraints.

•        To discuss with management the Company’s major internal capital investments, and monitor the effectiveness of such investments as a whole.

•        To review all significant proposed external transactions, such as mergers, acquisitions, divestitures, joint ventures and equity investments.

•        To ensure that share repurchases by the Company, if any, are executed pursuant to a program that has been reviewed by legal counsel to ensure that the applicable legal requirements have been satisfied.

director compensation

The Board believes that compensation for the Company’s non-management Directors should be a combination of cash and equity-based compensation. The Directors and the Compensation Committee annually review Director compensation utilizing published compensation studies. Any recommendations for changes are made to the full Board by the Compensation Committee.

Directors’ Fees and Other Compensation

Effective June 1, 2022, the Board approved a fee schedule whereby non-management Directors receive base annual retainer compensation as follows:

Chairman of the Board	$188,000
Lead Vice Chairman	$155,000
Vice Chairman	$145,000
All others	$130,000

The retainer compensation is paid as 2/3 in cash and 1/3 in one-year restricted stock grants. In addition to the annual retainer fees, all non-management Directors receive annual long-term equity compensation of $65,000 paid in the form of three-year restricted stock units. All non-management Directors also receive long-term equity compensation of $100,000, in the form of five-year restricted stock units, upon joining the Board of Directors.

Committee Chairpersons receive the following additional annual retainer:

Audit	$20,000
Compensation	$15,000
Capital Policy	$12,000
Nominating and Corporate Governance	$12,000
Risk Oversight	$12,000

The Company’s one management Director, Chief Executive Officer Christopher J. Killoy, does not receive compensation for his service as a member of the Board of Directors.

On June 1, 2022, the annual restricted shares awarded on May 13, 2021 vested and the related shares were issued to the then-current non-management Directors. On May 13, 2022, the long-term restricted stock awarded on May 13, 2019 vested and the related shares were issued to the then-current non-management Directors. In addition, on June 1, 2022, the then-current non-management Directors were granted their 2021 annual and long-term awards of restricted stock.

On August 1, 2016, the Company entered into a transition services and consulting agreement (the “Fifer Agreement”) with Mr. Fifer, who resigned as Chief Executive Officer of the Company on May 9, 2017. The Fifer Agreement provides for (i) Mr. Fifer to continue to serve as Chief Executive Officer of the Company from August 1, 2016 until May 9, 2017, (ii) Mr. Fifer to provide certain consulting, advisory and other services to the Company for 6 years beginning May 9, 2017, (iii) the Company to compensate Mr. Fifer for such services at the rate of $350,000 per annum, (iv) the continued vesting of Mr. Fifer’s then existing restricted stock unit awards during the period he provides such services and (v) a prohibition against Mr. Fifer engaging in certain activities that compete or interfere with the Company from August 1, 2016 through the second anniversary of the end of the period he is providing services under the Fifer Agreement. The compensation paid to Mr. Fifer under the Fifer Agreement is not related to, or predicated upon, his past, present or future service as a Director.

On August 1, 2016, the Company entered into an agreement with Mr. Killoy, who became the Chief Executive Officer of the Company on May 9, 2017. That agreement was amended and restated on November 10, 2020 (the “Amended Killoy Agreement”). The Amended Killoy Agreement provides: (i) for Mr. Killoy to continue to serve as Chief Executive Officer of the Company until the 2025 Annual Meeting of the Company’s stockholders, and to resign from such position on such date, (ii) for Mr. Killoy to receive a base salary of not less than $700,000 per annum for such services, (iii) that Mr. Killoy will be eligible to receive, during the period he serves as Chief Executive Officer of the Company, annual performance equity-based incentive compensation and annual retention equity-based incentive compensation, each equal to 125% of his base salary, and an annual target cash bonus equal to 100% of his base salary, (iv) for Mr. Killoy to receive 24 months of severance, in a lump sum, and continued insurance benefits, if Mr. Killoy is terminated without cause, resigns for good reason (as defined in the Amended Killoy Agreement) or there is a Change in Control (as defined in the Company’s 2017 Stock Incentive Plan) and a subsequent reduction of his salary or a diminution of his duties and thereafter he or the Company terminates his employment, (v) for Mr. Killoy to provide certain consulting, advisory and other services to the Company following such resignation until December 31, 2026, (vi) for the Company to compensate Mr. Killoy for such services at the rate of $500,000 per annum, (vii) for the continued vesting of Mr. Killoy’s restricted stock unit awards as if Mr. Killoy remained employed as the Chief Executive Officer of the Company, and (viii) that Mr. Killoy is prohibited from engaging in certain activities that compete or interfere with the Company during the period he is providing services under the Amended Killoy Agreement. The compensation paid to Mr. Killoy under the Amended Killoy Agreement is not related to, or predicated upon, his past, present or future service as a Director.

Directors are covered under the Company’s business travel accident insurance policy for $1,000,000 while traveling on Company business, and are covered under the Company’s director and officer liability insurance policies for claims alleged in connection with their service as Directors.

All Directors were reimbursed for reasonable out-of-pocket expenses related to attendance at Board, Committee and stockholder meetings.

DIRECTORS’ COMPENSATION TABLE FOR YEAR 2022

The following table reflects the compensation received during the 2022 fiscal year by each non-management Director.

Name	Fees Earned or Paid in Cash (1) ($)	Number of Shares Underlying Stock Awards (#)	Stock Awards (2) ($)	Other Compensation ($)	Total Director Compensation (3) ($)
Ronald C. Whitaker	$125,333	1,887	$127,667	—	$253,000
John A. Cosentino, Jr.	$113,333	1,798	$121,667	—	$235,000
Amir P. Rosenthal	$100,000	1,700	$115,000	—	$215,000
Phillip C. Widman	$94,667	1,660	$112,333	—	$207,000
Terrence G. O’Connor	$94,667	1,660	$112,333	—	$207,000
Sandra S. Froman	$94,667	1,660	$112,333	—	$207,000
Michael O. Fifer (3)	$96,667	1,675	$113,333	—	$210,000
Rebecca S. Halstead	$50,477	1,601	$108,333	—	$158,810
C. Michael Jacobi	$40,000	—	—	—	$40,000

Notes to Directors’ Compensation Table

(1)    See “DIRECTORS’ FEES AND OTHER COMPENSATION” above.

(2)    Represents aggregate grant date fair value of non-qualified equity awards made to each non-management Director on June 1, 2022 under the 2017 Stock Incentive Plan in accordance with the Director annual fee schedule approved in February 2022. The amounts shown represent the full grant date fair value of the awards calculated in accordance with the provisions of FASB ASC 718, and are shown at the maximum unit value expected upon the attainment of the time-based vesting of the awards.

(3)    As noted in “DIRECTORS’ FEES AND OTHER COMPENSATION” above, Mr. Fifer also receives $350,000 per annum for consulting, advisory and other services provided under the Fifer Agreement.

(4)    The Company’s non-management Directors do not receive non-equity incentive plan compensation, stock options, pension benefits or non-qualified deferred compensation.

Directors’ and Executive Officers’ Beneficial Equity Ownership

The Board has established a minimum equity ownership requirement for independent, non-management Directors of five times their annual base cash retainer to be achieved within five years of the date of adoption or the date of a Director’s election. As Directors are expected to hold a meaningful ownership position in the Company, a significant portion of overall Director compensation is intended to be in the form of Company equity. This has been partially achieved through the annual deferred equity awards made to the Directors under the 2017 Stock Incentive Plan. The Board has also established a minimum equity ownership requirement for the Company’s Chief Executive Officer of five times his base salary, for Senior Vice Presidents of three times their base salary, and for the Company’s other Named Executive Officers of two times their respective base salaries, to be achieved within five years of their appointment. The current amounts of Common Stock beneficially owned by each Director and Named Executive Officer may be found in the “BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE” below.

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT TABLE

The following table sets forth certain information as of April 6, 2023 as to the number of shares of the Company’s Common Stock beneficially owned by each Director, Named Executive Officer and all Directors and Executive Officers of the Company as a group.

Name	Beneficially Owned Shares of Common Stock	Stock Options Currently Exercisable or to Become Exercisable within 60 days after April 6, 2023	Total Shares Beneficially Owned	Percent of Class
Non-Management Directors:
Ronald C. Whitaker	25,606	—	25,606	*
John A. Cosentino, Jr.	7,772	—	7,772	*
Amir P. Rosenthal	14,993	—	14,993	*
Phillip C. Widman	27,829	—	27,829	*
Terrence G. O’Connor	7,686	—	7,686	*
Sandra S. Froman	13,570	—	13,570	*
Michael O. Fifer	6,698	—	6,698	*
Rebecca S. Halstead	3,190	—	3,190	*

Christopher J. Killoy (also a Director)	111,637	—	111,637	*
Thomas A. Dineen	45,850	—	45,850	*
Thomas P. Sullivan	16,142	—	16,142	*
Kevin B. Reid, Sr.	32,667	—	32,667	*
Shawn C. Leska	17,745	—	17,745	*
Directors and executive officers as a group: (8 non-management Directors, 1 Director who is also an executive officer, and 9 other executive officers)	405,161	—	405,161	2.3%

Notes to Beneficial Ownership Table

*       Beneficial owner of less than 1% of the outstanding Common Stock of the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s Officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) report forms furnished to the Company and written representations that no other reports were required, with respect to the period from January 1, 2022 through December 31, 2022, (including with respect to prior years), all such forms were filed in a timely manner by the Company’s Officers, Directors and greater than 10% beneficial owners, except for Rebecca S. Halstead’s purchase of 111 shares of Company stock on July 27, 2022, for which the Form 4 was filed on August 3, 2022.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board has a policy of monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related-party transactions. The Company’s Code of Business Conduct and Ethics provides that, in order to ensure that the Company’s business decisions are not influenced by self-interest, transactions involving an actual or apparent conflict of interest on the part of an employee, Officer or Director may only be undertaken if (i) the conflicting interest is fully disclosed to the individual’s immediate supervisor, personnel manager, facility director or the General Counsel (or in the case of an Officer or Director, to the Board), (ii) the individual with the conflict of interest takes no part in the consideration and approval of the transaction and (iii) the transaction is approved only by persons who do not have a conflict of interest.

The Company contracted with the National Rifle Association (“NRA”) for some of its promotional and advertising activities. The Company paid the NRA $0.7 million in 2022. Ms. Froman serves as a Member of the Board of the NRA and does not receive any portion of the payments made by the Company to the NRA.

The Company is a member of the National Shooting Sports Foundation (“NSSF”), the firearm industry trade association. The Company paid the NSSF $0.3 million in 2022. Mr. Killoy serves as a member of the Board of the NSSF and does not receive any portion of the payments made by the Company to the NSSF.

As discussed above under “DIRECTOR COMPENSATION,” Mr. Fifer, the Company’s former Chief Executive Officer, entered into a transition services and consulting agreement with the Company on August 1, 2016, pursuant to which he has agreed to provide certain consulting, advisory and other services to the Company for 6 years beginning on May 9, 2017, when he resigned as the Chief Executive Officer.

On November 10, 2020, the Company entered into the Amended Killoy Agreement with Mr. Killoy, the Chief Executive Officer of the Company, which provides: (i) for Mr. Killoy to continue to serve as Chief Executive Officer of the Company until the 2025 Annual Meeting of the Company’s stockholders, and to resign from such position on such date, (ii) for Mr. Killoy to receive a base salary of not less than $700,000 per annum for such services, (iii) that Mr. Killoy will be eligible to receive, during the period he serves as Chief Executive Officer of the Company, annual performance equity-based incentive compensation and annual retention equity-based incentive compensation, each equal to 125% of his base salary, and an annual target cash bonus equal to 100% of his base salary, (iv) for Mr. Killoy to receive 24 months of severance, in a lump sum, and continued insurance benefits, if Mr. Killoy is terminated without cause, resigns for good reason (as defined in the Amended Killoy Agreement) or there is a Change in Control (as defined in the Company’s 2017 Stock Incentive Plan) and a subsequent reduction of his salary or a diminution of his duties and thereafter he or the Company terminates his employment, (v) for Mr. Killoy to provide certain consulting, advisory and other services to the Company following his resignation until December 31, 2026, (vi) for the Company to compensate Mr. Killoy for such services at the rate of $500,000 per annum, (vii) for the continued vesting of Mr. Killoy’s restricted stock unit awards as if Mr. Killoy remained employed as the Chief Executive Officer of the Company and (viii) that Mr. Killoy is prohibited engaging in certain activities that compete or interfere with the Company during the period he is providing services under the Amended Killoy Agreement.

There were no other related-party transactions in 2022.

principal stockholders

The following table sets forth as of December 31, 2022 the ownership of the Company’s Common Stock by each person of record or known by the Company to beneficially own more than 5% of such stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Class (%)
Common Stock	BlackRock Inc. 55 East 52nd Street New York, NY 10055	3,039,170	17.2%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,989,512	11.3%
Common Stock	Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	917,876	5.2%

Notes to Principal Stockholder Table

(1)    Such information is as of December 31, 2022 and is derived exclusively from Schedules 13G or Schedules 13G/A filed by the named beneficial owners on or before April 6, 2023.

Proposal No. 2 – ratification of independent auditors

Principal Accountants’ Fees and Services

The following table summarizes the fees incurred by the Company for professional services rendered by RSM US LLP during fiscal years 2022 and 2021.

Principal Accountants’ Fees
	2022	2021
Audit Fees	$888,400	$779,300
Audit-Related Fees	31,500	27,600
Tax Fees	17,700	15,500
All Other Fees	—	—
Total Fees	$937,600	$822,400

Audit Fees

Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the audit of internal controls over financial reporting per Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include the audit of the Company’s employee benefit plan.

Tax Fees

Consist of fees billed for professional services for tax assistance, including pre-filing reviews of original and amended tax returns for the Company.

All Other Fees

Consist of fees billed for professional services related to miscellaneous matters including implementation of new accounting standards, transaction advisory services, and financial due diligence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

It is the policy of the Audit Committee to meet and review and approve in advance, on a case-by-case basis, all engagements by the Company of permissible non-audit services or audit, review or attest services for the Company to be provided by the independent auditors, with exceptions provided for de minimis amounts under certain circumstances as prescribed by the Exchange Act. The Audit Committee may, at some later date, establish a more detailed pre-approval policy pursuant to which such engagements may be pre-approved without a meeting of the Audit Committee. Any request to perform any such services must be submitted to the Audit Committee by the independent auditors and management of the Company and must include their views on the consistency of such request with the SEC’s rules on auditor independence.

All of the services of RSM US LLP which consisted of Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its policy on permissible non-audit services or audit, review or attest services for the Company to be provided by its independent auditors, and no such approval was given through a waiver of such policy for de minimis amounts or under any of the other circumstances as prescribed by the Exchange Act.

Representatives of RSM US LLP will be participating in the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent auditors.

PROPOSAL No. 3 – APPROVAL OF THE STURM, RUGER & COMPANY, INC. 2023 STOCK INCENTIVE PLAN

On February 9, 2023, the Board of Directors, based on the recommendation of the Compensation Committee, adopted The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan (the “2023 Stock Incentive Plan”), subject to the approval of our stockholders at the Annual Meeting of Stockholders.

We are now asking our stockholders to approve the 2023 Stock Incentive Plan to replace the Company’s existing 2017 Stock Incentive Plan. In connection with its review of this proposal, the Board of Directors considered the information described herein.

The ability to issue equity is an important part to our compensation strategy. We use equity-based compensation to attract, retain, and motivate our employees (particularly our executives), independent contractors, and directors and to strengthen the alignment of management rewards with stockholder interests and the creation of long-term stockholder value. If the 2023 Stock Incentive Plan is not approved by our stockholders, in order to remain competitive, we would likely be compelled to alter our compensation program to increase the cash-based component, which we believe may not be appropriate for our business, and which would decrease the amount of free cash flow we will have available for other purposes.

If approved by stockholders, the 2023 Stock Incentive Plan (i) will become immediately effective, and, as described below in more detail, a number of shares of our Common Stock equal to the sum of (I) 1,000,000 new shares plus (II) unused shares previously authorized for issuance under the 2017 Stock Incentive Plan will be reserved for issuance thereunder, and (ii) will replace the 2017 Stock Incentive Plan as the sole plan for providing new equity-based incentive compensation to eligible employees, independent contractors and directors (including non-employee Directors) of the Company. No further awards will be granted under the 2017 Stock Incentive Plan following the approval of the 2023 Stock Incentive Plan and any share capacity remaining under the 2017 Stock Incentive Plan will be incorporated into the 2023 Stock Incentive Plan. As detailed below and in the 2023 Stock Incentive Plan, shares of Common Stock underlying awards that were granted under the 2017 Stock Incentive Plan that expire or are terminated, cancelled or forfeited will be credited to the 2023 Stock Incentive Plan’s aggregate share limit.

As described below, the 2023 Stock Incentive Plan is similar to the current 2017 Stock Incentive Plan, but reflects updates to plan provisions generally intended to reflect changes in tax and accounting rules and certain other changes and clarifications to better conform with market “best practices” for equity compensation plans. Upon approval of the 2023 Stock Incentive Plan by the Company’s stockholders, the Company intends to promptly register the shares of Common Stock authorized for issuance under the 2023 Stock Incentive Plan under the Securities Act of 1933, as amended.

Stock Awards Granted in 2022 and New Plan Benefits

The Company is not currently contemplating any specific grants under the 2023 Stock Incentive Plan, other than, if the 2023 Stock Incentive Plan is approved by our stockholders, the annual grants of restricted stock to directors (which will be similar to the annual grants for fiscal 2022 described under “Director Compensation – Directors’ Fees and Other Compensation”), which will continue to be made under the 2023 Stock Incentive Plan, with the first of such annual grants to be made on or about the effective date of the 2023 Stock Incentive Plan. The Compensation Committee reviews the Company’s compensation programs for its employees on a regular basis, and the grants, performance metrics and other features of the Company’s compensation program for 2023 and later years may differ, potentially materially, from the Company’s past practices. Accordingly, it is not possible to determine the amount or size of awards that will be made to executive officers, directors, employees and other participants in the future under the 2023 Stock Incentive Plan.

The following table sets forth information on restricted stock, restricted stock units, and stock options granted by the Company under the 2017 Stock Incentive Plan during the 2022 fiscal year, which are indicative of the grants that would have been made to each applicable group of employees, officers and directors had the 2023 Stock Incentive Plan been in effect during the 2022 fiscal year.

NEW PLAN BENEFITS

Name and Position	Dollar Value ($) (1)	Number of shares of Restricted Stock	Number of Restricted Stock Units (2)	Number of Stock Options
Christopher J. Killoy President and Chief Executive Officer	$1,245,151		24,598
Thomas A. Dineen Senior Vice President, Treasurer and Chief Financial Officer	$604,808		11,948
Thomas P. Sullivan Senior Vice President of Operations	$400,202		7,906
Kevin B. Reid Vice President, General Counsel	$346,848		6,852
Shawn C. Leska Vice President of Sales	$284,788		5,626
Current Executive Officers as a Group	$2,881,797		56,930
Current Directors who are not Executive Officers as a Group	$690,507		13,641
All Employees other than Current Executive Officers, including All Current Officers who are not Executive Officers, as a Group	$1,257,603		24,844

(1)    The dollar value of an award of restricted stock or restricted stock units is equal to the number of shares subject to such award multiplied by the closing price of the Company’s Common Stock on the NYSE on the last trading day of fiscal year 2022 ($50.62 per share).

(2)    Performance-based restricted stock units included in this column represent the maximum number of restricted stock units that could be earned under each award for the applicable three-year performance period.

Description of the 2023 Stock Incentive Plan

The following summary of the material terms of the 2023 Stock Incentive Plan is qualified in its entirety by reference to the complete text of the 2023 Stock Incentive Plan, which is attached hereto as Annex A.

Purpose. The purpose of the 2023 Stock Incentive Plan is (i) to enable the Company to attract and retain employees and independent contractors who contribute to the Company’s success and to enable such individuals to participate in the long-term success and growth of the Company by giving them an equity interest in the Company and (ii) to compensate non-employee directors and to provide them incentives linked directly to increases in stockholder value. The 2023 Stock Incentive Plan will replace the 2017 Stock Incentive Plan. After the 2023 Stock Incentive Plan is approved by the stockholders, no additional awards will be granted under the 2017 Stock Incentive Plan but previously granted and outstanding awards under the 2017 Stock Incentive Plan will remain subject to the terms of the 2017 Stock Incentive Plan.

Administration. The 2023 Stock Incentive Plan is administered by our Compensation Committee, or, under the circumstances set forth in the 2023 Stock Incentive Plan, by the full Board of Directors. References below to the Compensation Committee include the Board of Directors for any periods in which the Board of Directors is administering the 2023 Stock Incentive Plan. Subject to any express limitations set forth in the 2023 Stock Incentive Plan, the Compensation Committee generally has the authority to grant awards under the 2023 Stock Incentive Plan, adopt, alter and repeal such administrative rules, guidelines and practices governing the 2023 Stock Incentive Plan as it deems advisable, to interpret the terms of the 2023 Stock Incentive Plan and any award granted thereunder and to otherwise supervise the administration of the 2023 Stock Incentive Plan.

Eligibility. Officers, employees, directors (including non-employee directors), independent contractors and advisors of the Company are eligible to be granted awards under the 2023 Stock Incentive Plan. Participants under the 2023 Stock Incentive Plan are selected by the Compensation Committee from time to time, in the Compensation Committee’s sole discretion.

Stock Subject to the 2023 Stock Incentive Plan. The total number of shares of our Common Stock reserved and available for issuance under the 2023 Stock Incentive Plan shall be the sum (the “Absolute Share Limit”) of (i) 1,000,000 shares, plus (ii) any shares of Common Stock that remain available (taking into account shares of Common Stock that may be issued pursuant to outstanding awards under the 2017 Stock Incentive Plan) for grant under the 2017 Stock Incentive Plan as of the date the 2023 Stock Incentive Plan is approved by the Company’s stockholders, plus (iii) any shares of Common Stock that become available from the 2017 Stock Incentive Plan after the date the 2023 Stock Incentive Plan is approved by the stockholders due to cancellations, forfeitures, terminations or surrenders of 2017 Stock Incentive Plan awards that are outstanding on such date, subject to adjustment in the event of certain corporate transactions as described below. For the avoidance of doubt, shares of Common Stock subject to 2017 Stock Incentive Plan awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligations of or with respect to an award will not become available for issuance under the 2023 Stock Incentive Plan.

Shares issued under the 2023 Stock Incentive Plan may include authorized but unissued shares or treasury shares. Generally, shares subject to awards that are surrendered, canceled or terminated without having been delivered shares, exercised or otherwise paid will again be available for issuance under the 2023 Stock Incentive Plan provided that shares of Common Stock subject to awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligations of or with respect to an award will not become available for issuance under future awards made under the 2023 Stock Incentive Plan.

Award Limits. Subject to adjustment in the event of certain corporate transactions as described below, no more than the Absolute Share Limit will be available for issuance with respect to stock options (including incentive stock options) under the 2023 Stock Incentive Plan. In addition, (i) no more than 150,000 shares may be granted to any single participant in a fiscal year with respect to stock options, (ii) no more than 150,000 shares may be granted to any single participant in a fiscal year with respect to stock appreciation rights (“SARs”), (iii) no single participant will be granted performance compensation awards in any fiscal year related to more than 150,000 shares (or, if the award is denominated in cash, the fair market value of such number of shares on the last day of the applicable performance period) and (iv) the maximum number of shares that may be granted to a non-employee director during the period from the date of one annual stockholders meeting to the next succeeding annual stockholders meeting, together with any cash fees paid to such non-employee director, will not exceed $300,000 in total value (calculating the value of any awards based on the grant date fair value).

Award Vesting. The minimum vesting period for stock options, restricted stock awards, deferred stock awards and other awards made under the 2023 Stock Incentive Plan shall be 12 months, subject to certain limited exceptions described in the 2023 Stock Incentive Plan.

Capital and Corporate Changes. In the event of any merger, reorganization, consolidate, sale of all or substantially all of the Company’s assets, recapitalization, stock dividend, stock split, spin-off, or other similar corporate transaction, an equitable substitution or adjustment, as determined by the Compensation Committee in its sole discretion, shall be made to prevent dilution or enlargement of rights of participants under the 2023 Stock Incentive Plan, with respect to (i) the share reserve and share limits under the 2023 Stock Incentive Plan, (ii) the identity of the stock or other securities to be issued under the 2023 Stock Incentive Plan and (iii) the terms of any outstanding awards.

Stock Options. Stock options may be granted in such number, and upon such terms, as determined by the Compensation Committee and will either be incentive stock options or a nonqualified stock options. Each stock option award agreement will specify the number of stock options granted, the exercise price (which will not be less than 100% of the fair market value of a share of Common Stock on the date of grant) and other terms, conditions and limitations (including vesting conditions) applicable to the exercise of the stock option as may be determined by the Compensation Committee. The term of each stock option may not exceed 10 years from the date of grant. A stock option granted in the form of an incentive stock option is subject to additional terms and limitations set forth in the 2023 Stock Incentive Plan.

Once vested, stock options may be exercised by the participant giving written notice of exercise to the Company and paying the exercise price (i) in cash, (ii) by delivery of unrestricted shares, (iii) by any other manner permitted by law as determined by the Compensation Committee (including a broker-assisted cashless exercise and a “net exercise” procedure effected by withholding shares deliverable upon exercise) or (iv) by any combination of the foregoing. Fractional shares will be settled in cash. A participant holding stock options will have no rights of a stockholder until such stock options are exercised and shares of Common Stock are issued to the participant in respect thereof.

Restricted Stock. Restricted stock may be granted to participants in such number, and upon such terms, as determined by the Compensation Committee. Each restricted stock award agreement will specify the number of shares of restricted stock granted and other terms, conditions and limitations (including such vesting conditions) applicable to such restricted stock. Stock certificates or book entries representing the restricted stock awarded to a participant will be registered in the participant’s name but the Compensation Committee may direct that such certificates or book entries bear an appropriate restrictive legend.

Deferred Stock Awards. Deferred stock awards (also referred to as restricted stock units) may be granted to participants in such number, and upon such terms, as determined by the Compensation Committee. Each deferred stock award agreement will specify the number of shares underlying the applicable deferred stock award and other terms, conditions and limitations (including such vesting conditions) applicable to such award. Upon satisfaction of the applicable vesting conditions, the participant will receive delivery of shares of Common Stock equal to the number of shares of deferred stock covered by the award, cash equal to the fair market value of such shares or a combination of the foregoing. A participant holding deferred stock awards will have no rights of a stockholder until shares of Common Stock are issued to the participant in respect thereof.

Stock Appreciation Rights. SARs may be granted to participants in such number, and upon such terms, as determined by the Compensation Committee. Each SAR award agreement will specify the number of SARs granted, the exercise price (which will not be less than 100% of the fair market value of a share of Common Stock on the date of grant) and other terms, conditions and limitations (including vesting conditions) applicable to the exercise of the SARs as may be determined by the Compensation Committee. The term of each SAR may not exceed 10 years from the date of grant.

Once vested, a SAR may be exercised by a participant and, upon exercise, will entitle the participant to receive an amount equal to the excess of the fair market value of the shares of stock subject to the SAR over the applicable exercise price. The Compensation Committee shall determine whether a SAR, upon exercise, will be settled in cash, shares of Common Stock or a combination of the foregoing. A participant holding SARs will have no rights of a stockholder until such SARs are exercised and shares of Common Stock (if any) are issued to the participant in respect thereof.

Other Stock Based Awards. The Compensation Committee may grant other stock based awards under the 2023 Stock Incentive Plan, alone or in tandem with other awards, in such amounts and upon such terms and conditions (including vesting conditions) as the Compensation Committee may determine from time to time in its sole discretion. Each other stock based award will be evidenced by an award agreement.

Performance Compensation Awards. The Compensation Committee may also designate any award as a “performance compensation award.” The Compensation Committee has the sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or one or more affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), including, but not limited to the following: (i) net earnings, net income (before or after taxes) or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other “value creation” metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, business integration projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations, safety goals, corporate ethics goals, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt, leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) debt reduction; (xxix) employee diversity goals; (xxx) any combination of the foregoing; and (xxxi) any other performance goal, criteria or metric determined by the Compensation Committee in its discretion. Any one or more of the performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the Company’s performance as a whole or any of its divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination thereof as the Compensation Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Non-Employee Director Restricted Stock Awards. The 2023 Stock Incentive Plan provides for an annual grant of restricted stock awards to non-employee directors of the Company on the effective date of the 2023 Stock Incentive Plan and on a fixed date following each subsequent annual meeting of stockholders. Unless otherwise determined by the Compensation Committee, the annual restricted stock grant to non-employee directors will consist of a number of shares equal to one-third of the non-employee director’s annual retainer compensation and will become vested on the date of the first annual meeting of stockholders following the date of grant. Non-employee directors who join our Board of Directors other than at an annual meeting of stockholders will receive a pro-rated restricted stock grant.

Change in Control. The 2023 Stock Incentive Plan provides for “double trigger” accelerated vesting for outstanding awards in the event of a change in control (other than, as noted below, in a scenario in which the outstanding awards are not assumed, substituted or continued). Specifically, in the event of a change in control, the vesting, settlement deferral and/or forfeiture provisions (including any applicable performance-based vesting conditions) for each outstanding award that is assumed, substituted or otherwise continued in connection with such change in control will not lapse or be deemed to have been satisfied by reason of such change in control unless the subject participant’s employment or service with the Company is, thereafter, terminated (i) by the Company or its successor without “cause” (as defined in the 2023 Stock Incentive Plan, attached hereto as Annex A) or (ii) by such participant for “good reason” (as defined in the 2023 Stock Incentive Plan, attached hereto as Annex A), in each case, prior to the end of the applicable vesting, settlement deferral and/or forfeiture period for such Award.

With respect to each outstanding award that is not assumed, substituted or otherwise continued in connection with such change in control, immediately upon the occurrence of such change in control, the vesting, settlement deferral, and/or forfeiture provisions of such award shall lapse and any performance-based vesting conditions in such award for any current or future period shall be deemed to have been satisfied (as determined by the Compensation Committee based on its good faith estimate of actual performance), and, if such award is a stock option or stock appreciation right, any unexercisable portion of such Award shall become fully exercisable (provided, that, to the extent such stock option or stock appreciation right is not exercised as of the date of such change in control, the unexercised portion of such stock option or stock appreciation right will terminate on such date).

Prohibition on Repricing. Notwithstanding anything in the 2023 Stock Incentive Plan to the contrary, without approval of the Company’s stockholders, the Compensation Committee (i) will not take any action that is considered a “repricing” under generally accepted accounting principles or under the rules of the NYSE or applicable stock exchange on which the Company’s Common Stock is listed, including lowering the grant price of outstanding stock options or stock appreciation rights and (ii) will not buy out or offer to cancel “underwater” stock options or SARs in exchange for a cash payment or replacement stock options or stock appreciation rights with grant prices that are less than the grant prices of the cancelled stock options or stock appreciation rights.

No Dividends and Dividend Equivalents Prior to Vesting. Participants that receive awards of stock options, restricted stock, deferred stock or other awards under the 2023 Stock Incentive Plan will have no right to receive dividends or dividend equivalent amounts with respect to their awards until the awards have vested.

Clawback/Recoupment. All awards under the 2023 Stock Incentive Plan will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Compensation Committee or the Board of Directors and (ii) applicable law and the regulations of any national securities exchange on which the Common Stock is listed. To the extent that a participant receives any amount in excess of the amount that the participant should have received for any reason (including by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess to the Company.

Amendment and Termination. The Board of Directors or the Compensation Committee may discontinue the 2023 Stock Incentive Plan at any time and may amend it from time to time. No such action will require stockholder approval unless stockholder approval is required by law or the rules of the NYSE or is otherwise determined necessary or desirable by the Compensation Committee. No amendment or discontinuation of the 2023 Stock Incentive Plan will adversely affect any award previously granted without the award holder’s written consent.

Duration of Plan. Unless the 2023 Stock Incentive Plan is previously terminated by the Board of Directors, new awards may be granted under the 2023 Stock Incentive Plan until the tenth anniversary of the effective date of the 2023 Stock Incentive Plan. After the 2023 Stock Incentive Plan expires, no awards may be granted, but awards previously granted will remain outstanding in accordance with the terms and conditions of the awards and the 2023 Stock Incentive Plan.

Federal U.S. Income Tax Information

The following summary briefly describes current U.S. federal income tax consequences of rights under the 2023 Stock Incentive Plan. The summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, however, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2023 Stock Incentive Plan are encouraged to consult with their own professional tax advisors concerning tax aspects of rights under the 2023 Stock Incentive Plan and should be aware that tax laws may change at any time.

Stock Options

An employee to whom an incentive stock option (“ISO”) that qualifies under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to the Company upon the grant or exercise of such ISO.

When the employee sells shares of Common Stock acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price, for which the Company is not entitled to a federal income tax deduction. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares of Common Stock the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary income recognized by the employee. Any gain or loss recognized upon a subsequent sale or exchange of the shares of Common Stock is treated as capital gain or loss for which the Company is not entitled to a deduction. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Stock

Unless an election is made by the participant under section 83(b) of the Code, the grant of an award of restricted stock that is subject to a restriction that constitutes a “substantial risk of forfeiture” for tax purposes will have no immediate tax consequences to the participant, and the Company will not be allowed a tax deduction at the time the restricted stock are granted. Generally, upon the lapse of restrictions (as determined by the applicable restricted stock agreement between the participant and the Company), a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Common Stock on the date on which the restrictions lapse, less any amount paid with respect to the award of restricted stock, multiplied by (2) the number of shares of restricted stock with respect to which restrictions lapse on such date and the Company will be allowed a corresponding tax deduction at that time. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The participant’s holding period for tax purposes will commence on the date on which the restrictions lapse.

A participant may make an election under section 83(b) of the Code within 30 days after the date of grant of an award of restricted stock to recognize ordinary income on the date of award based on the fair market value of shares of Common Stock on such date, less any amount the participant paid for the Common Stock, and the Company will be allowed a corresponding tax deduction at that time. An employee making such an election will have a tax basis in the restricted stock equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted stock, and the employee’s holding period for such restricted stock for tax purposes will commence on the date after such date. Any future appreciation in the Common Stock will be taxable to the participant at capital gains rates. However, if the restricted stock award is later forfeited, the participant may not be able to recover the tax previously paid pursuant to the participant’s Section 83(b) election.

With respect to restricted stock upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Restricted Stock Units/Deferred Stock Awards

A participant to whom a deferred stock award (also referred to as a restricted stock unit, or “RSU”) is granted generally will not recognize income at the time of grant (although the participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of shares of Common Stock or cash in respect of an RSU, a participant will recognize ordinary income in an amount equal to the amount of cash or the product of (1) the fair market value of a share of Common Stock on the date on which such shares are delivered, multiplied by (2) the number of shares of Common Stock delivered and the Company will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which the Company is not entitled to a deduction.

Other Stock-based Awards

With respect to other stock-based awards paid in cash or shares of Common Stock, participants will generally recognize ordinary income equal to the fair market value of the shares of Common Stock or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant and the Company will generally be allowed a corresponding tax deduction at that time.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” the approval of the 2023 Stock Incentive Plan.

PROPOSAL No. 4 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s executive officers as disclosed in this Proxy Statement in accordance with applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of the Company’s executive officers and the philosophy, policies and practices described in this Proxy Statement.

As described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to the Company. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at competitive levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our shareholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2022 compensation of our Named Executive Officers.

Text of Resolution:

“RESOLVED, that the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis approved by the Compensation Committee of the Board and included in the Corporation’s 2023 Proxy Statement be submitted to a nonbinding advisory vote of the stockholders of the Corporation (the “Say on Pay Vote”) at the 2023 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Company held a say-on-pay vote in connection with the 2022 Annual Meeting of Stockholders and currently intends to hold a say-on-pay vote on an annual basis hereafter.

The Company’s 2022 say-on-pay proposal received substantial stockholder support and was approved, on an advisory basis, by 97% of the votes cast at the 2022 Annual Meeting of Stockholders. The Compensation Committee and the other members of the Board of Directors have considered the results of such stockholder advisory vote on executive compensation and believe that this level of approval of the Company’s executive compensation program indicates our stockholders’ support of our compensation philosophy and goals.

Board of Directors’ Recommendation

The Board of Directors recommends a vote “FOR” approval of the compensation policies and practice employed by the Compensation Committee, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the Named Executive Officer compensation in this Proxy Statement.

PROPOSAL No. 5 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As described in Proposal No. 4, above, the stockholders are being provided the opportunity to cast an advisory vote on the fiscal 2022 compensation of the Named Executive Officers. Under the Dodd-Frank Act, the Company is required to conduct an additional stockholder advisory vote every six years regarding the frequency of future say-on-pay votes by the Company’s stockholders. At our 2017 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for voting on an annual basis, compared to voting every 2 years or every 3 years. In response to the expressed opinion of the stockholders and other factors considered by the Board of Directors, the Company has held say-on-pay votes on an annual basis since 2017.

The Board of Directors believes that continuing to conduct say-on-pay votes every year (as opposed to every 2 years or every 3 years) is appropriate for, and in the best interests of, the Company and its stockholders, in order to continue providing stockholders with the opportunity to give regular and direct feedback on the Company’s executive compensation programs. The say-on-pay frequency vote is advisory, and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee of the Board of Directors, but the Board of Directors and Compensation Committee value the opinions of our stockholders and will take the results of the vote into account in determining the frequency of future say-on-pay votes.

You may cast your vote on your preferred voting frequency by choosing the option of 1 year, 2 years or 3 years, or abstain from voting when you indicate your preference.

Board of Directors’ Recommendation

The Board of Directors recommends a vote of “1 YEAR” for the frequency of the stockholder vote to approve the compensation of the Named Executive Officers.

PROPOSAL No. 6 — SHAREHOLDER PROPOSAL

CommonSpirit Health (hereinafter referred to as the “Proponent”), which owns the requisite shares of Common Stock for such purposes, has notified the Company that it intends to present the following proposal at the Annual Meeting. Subsequently, identical proposals were received from other Company stockholders (collectively, “Proponents”). The proposal, as submitted, reads as follows:

Resolved: Shareholders of Sturm Ruger & Co., Inc. (“Ruger”) request that the Board of Directors issue a report, at reasonable expense and excluding proprietary information, assessing whether Ruger’s advertising and marketing practices may pose financial and/or reputational risks sufficient to have material impacts on the company’s finances and operations due to levels of gun violence.1

Whereas:

Legislative, media, and public scrutiny around the connection between the marketing of firearms, particularly to young men, and episodes of gun violence are increasing in frequency. The Atlantic recently reported on an “emerging tactical (firearm) market” and a trend in advertising that “reduced the social stigma…for edgy marketing of military-style rifles,” saying that “bad firearms marketing has given us a national nightmare.”2

According to Tufts School of Medicine’s Michael Siegel, who studies the intersection of firearms, marketing, and public health, firearms manufacturers “can heavily influence gun culture through their advertising and marketing practices.” The industry’s marketing “influences a range of aspects of gun culture, including the perceived purpose or uses of guns; the images, symbols, values and identity that is associated with gun ownership; and of course the demographic makeup of the gun-owning population.”3

While firearms manufacturers have found immunity from liability under the Protection of Lawful Commerce in Arms Act, they lose protection if “[a]n action in which a manufacturer or seller of a qualified product knowingly violated a State or Federal statute applicable to the sale or marketing of the product, if the violation was a proximate cause of the harm for which relief is sought.”4 Recent examples of firearms company actual and potential liability include:

•        Remington settled for $73 million with families of the victims of the Sandy Hook shooting, who argued that the company’s marketing violated Connecticut consumer law;5

•        Victims of the Highland Park (IL) parade massacre sued Smith & Wesson for “illegally targeting its ads at young men at risk of committing mass violence;”6 and

•        Families of the Uvalde school massacre victims sued Daniel Defense for “aggressive marketing tactics that recklessly endanger children.”7

In July 2022, the House Oversight Committee held a hearing with gun manufacturers including our Chief Executive Officer (CEO) Christopher Killoy, on the Practices and Profits of Gun Manufacturers, “seeking information on their sale and marketing of AR-15-style semi-automatic rifles and similar firearms.”8 Ahead of

____________

1              https://apnews.com/article/gun-violence-science-health-covid-mental-20f5e2cb5fb50ff747fe316fdc4db5c4

2              https://www.theatlantic.com/ideas/archive/2022/07/firearms-industry-marketing-mass-shooter/670621/

3              https://www.msn.com/en-us/news/us/supernumbergunporn-how-gunmakers-market-firearms-to-young-americans/ar-AAYdwvA

4              https://giffords.org/lawcenter/gun-laws/policy-areas/other-laws-policies/gun-industry-immunity/

5              https://www.nytimes.com/2022/02/15/nyregion/sandy-hook-families-settlement.html

6              https://apnews.com/article/highland-park-july-4-shooting-gun-violence-chicago-873c61100a4d0a44842e82cd75fd8427

7              https://www.cnn.com/2022/09/29/us/uvalde-victims-lawsuit-gun-manufacturers-school-district

8              https://oversight.house.gov/sites/democrats.oversight.house.gov/files/2022.07.27%20Supplemental%20MEMO%20for%20the%###-##-####%20FC%20Gun%20Manufacturer%20Hearing.pdf

the hearing, the Committee released evidence that gun manufacturers “used disturbing sales tactics — including marketing deadly weapons as a way for young men to prove their manliness.”8 Upon Committee questioning about Ruger’s monitoring of violent events associated with its products, Killoy admitted that Ruger learns of them “through its ‘customer service department,’ the media or from occasional lawsuits.”9

Shareholders believe an assessment of Ruger’s marketing and advertising practices can help ensure that they are not contributing to a culture of gun violence and thereby increasing risks to our company.

Board of Directors’ Recommendation

The Board of Directors has carefully considered this proposal and, for the reasons summarized below, the Board of Directors unanimously recommends shareholders vote AGAINST the proposal.

Based on the Company’s practices and policies with respect to marketing and advertising, the public statements and actions of the Proponents, and senior management’s engagement with the Proponents, the Board of Directors has unanimously concluded that the proposal is unnecessary and contrary to the interests of shareholders. Moreover, the Board is confident that shareholders will agree if they visit the Company’s websites at Ruger.com and MarlinFirearms.com, subscribe to Company marketing emails, or simply review Company-created advertisements in the public domain.

The Company has an Effective Process in Place for Creating, Reviewing, and Placing Fact-Based, Feature-Rich, and Safety-Focused Advertisements

The Company has a robust process for creating, reviewing, and placing advertisements, which includes input from senior management, plus careful scrutiny by the engineering and legal teams. The process in place ensures that our advertising and marketing materials are factually accurate, compliant with legal and regulatory requirements, and consistent with the Company’s conservative marketing strategy. The process produces fact-based, feature-rich, and safety-focused advertising and marketing materials that serve to educate consumers about the features and specifications of the Company’s products, and the importance of safe, responsible, and lawful firearm ownership.10

The Board of Directors is responsible for oversight of risk management and receives regular reports from the Risk Oversight Committee and senior management in areas of material risk to the Company. The Risk Oversight Committee has carefully considered risks associated with marketing and advertising in light of legal challenges predicated upon advertising utilized by our competitors. The Board of Directors believes that the Company’s advertising and marketing practices are well considered, responsible, and appropriate.

As described in more detail below, after receiving the proposal from the Proponents, the Company’s senior management engaged the Proponents and provided them with copies of the Company’s advertising and marketing materials. Despite repeated requests, the Proponents have failed to identify Company materials that support the Proponents’ contentions regarding the ostensible concerns they cite in the proposal. Moreover, no other organization or individual has presented us with any concrete examples of the Company’s advertisements that demonstrate the concerns raised by the Proponents in the proposal. The absence of concrete and specific examples confirms the Board’s view that our existing processes and procedures related to the development, review and placement of advertisements are appropriate and effective, and the requested report is unnecessary.

Nonetheless, the Board of Directors would like to provide shareholders with details regarding the Company’s advertising and marketing practices to aid in their assessment of the proposal and provide additional insight into the Board’s rationale for unanimously recommending that shareholders vote AGAINST the proposal.

The Company Responsibly Advertises and Markets its Lawful Products

The Company has a well-deserved and longstanding reputation as Arms Makers for Responsible Citizens and this legacy is reflected in its advertising and marketing practices over many decades. Proponents fail to cite a single Ruger advertisement or marketing practice to support their claim that a risk assessment is necessary, prudent, or

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9              https://www.cnbc.com/2022/07/27/gun-companies-made-1-billion-off-assault-weapons-over-10-years-house-panel-says.html

10            The Company recently posted on its website a Corporate Social Responsibility document detailing its marketing and advertising practices. The document can be viewed at ruger.com/csr/advertising.

in the best interests of the Company and its shareholders. The only specific reference to the Company included in Proponents’ supporting statement is an irrelevant reference to the testimony of the Company’s CEO before the House Committee on Oversight and Reform last July, which was unrelated to marketing and advertising.

In fact, the written testimony Mr. Killoy submitted to the House Committee on Oversight and Reform specifically addressed the Company’s advertising and marketing. Mr. Killoy explained:

As to marketing . . . I am proud of our marketing efforts and believe they reflect the integrity for which Ruger is known. Our advertisements, consumer communications and press releases are intended to educate consumers about new products introduced by the Company and the key features of each product offering.

This approach is no different for our modern sporting rifles than it is for our Marlin lever-action rifles, our single-action revolvers, or any of our other 40 product families. Our marketing of our popular modern sporting rifle, the Ruger AR-556, does not sensationalize the product or its use, but rather seeks to educate lawful, responsible citizens of the particular features that set our products apart from others to aid consumers in their decision-making process.

Further . . . new products are vital to our business. Our advertising strategy generally follows our cycle of product launches, with the most attention devoted to those new products that drive our business. . . .

I am proud of our efforts, and believe that Ruger’s long-standing reputation for quality, safety, and integrity keeps our loyal consumers interested in the new and innovative products that Ruger continues to offer.

As should be evident from a cursory review of the above and our publicly available marketing materials, the Company does not engage in fear-based marketing. Rather, the Company has a long-standing history of providing fact-based, feature-rich, and safety-focused advertising designed to educate the consuming public.

The Proposal is Unnecessary and Proponents Have Provided No Basis for it Despite Repeated Requests

As noted above, the Company engaged Proponents in an attempt to understand the specific concerns that gave rise to this proposal. We described the Company’s approach to advertising and marketing and noted that our advertisements focus on the features and specifications of our products because we believe that consumers understand and appreciate the value and rugged reliability that Ruger firearms offer. We pointed out that, for decades, the Company has generated public service announcements on the importance of firearms safety and education and, more recently, on topics such as suicide prevention and mental health. In addition, we highlighted that consumer-facing communications and advertisements encourage consumers to “know the law, get trained, and shoot safely.”

Unable to identify a specific concern related to Ruger, Proponents referenced a vague “sectoral concern” (which we understand relates to the practices of Company competitors) and repeated that they “don’t know what [they] don’t know” with regard to our advertisements. While we are unable to address Proponents’ “sectoral concern,” we offered to provide publicly available advertising materials to allow Proponents to evaluate the subject matter of their request and explain their concerns. To that end, we provided to Proponents copies of:

•        All new Ruger advertisements created during 2022 (both print and digital);

•        All consumer, retailer, financial, and media email blasts sent by the Company within the last quarter of 2022;

•        A copy of Chris Killoy’s written testimony to the House Committee on Oversight and Reform; and

•        A list of Ruger “Brand Ambassadors,” who are carefully selected to exemplify our corporate philosophy.

The Company provided these materials to Proponents with the expectation that they would then be better positioned to perform their own analysis of the Company’s advertising and marketing practices. In their supporting statement, Proponents appear to have conducted an analysis of advertising and marketing practices of the Company’s competitors, so the Company reasonably expected Proponents to identify specific concerns with respect to the Company’s actual practices and advertisements.

After allowing Proponents a few weeks to digest the materials, the Company followed up with Proponents to schedule a further conversation in which Proponents could either identify specific concerns or, failing that, agree to withdraw the proposal. Proponents dismissed the Company’s request and offered to engage further only if the

Company had something “to substantially add in further dialogue.” Given that Proponents still have not cited a specific concern or identified a specific basis for the proposal — even though the Company provided them with the advertising and marketing materials upon which the proposal is purportedly based — the Company is unable to identify what more it could “substantially add.”

The proposal requests that the Company divert valuable time and resources to study and analyze the risks associated with information that is already squarely in the public domain and included in the Board’s oversight of risk management.

Proponents’ Request is Detrimental to Shareholder Value

As fiduciaries of the Company and its shareholders, the Board of Directors carefully considers the use of Company resources. Proponents seek a Company-funded analysis of advertising and marketing materials that the Company already carefully prepares and considers prior to disseminating. The Board of Directors believes that this is an irresponsible use of shareholder resources, particularly in light of the fact that the materials to be analyzed are publicly available to all shareholders, including Proponents.

The Board believes that undertaking an analysis of materials and practices that have already been carefully considered by the Company is a wasteful, ineffective, and irresponsible use of shareholder resources, particularly in light of the Proponents’ inability to identify any specific, demonstrable concern with respect to the Company’s actual practices.

It is the Board’s opinion that, rather than seeking policies and actions to benefit the long-term value of the Company, Proponents improperly seek to use the shareholder proposal process to advance an agenda that is contrary to the interests of shareholders, the Company, and the United States Constitution. Our prior interactions with many of the Proponents have laid these facts bare.

•        In 2018, proponents affiliated with the Interfaith Center for Corporate Responsibility (“ICCR”), including many of the same Proponents here, sought a report on the Company’s safety initiatives. After the report was published, the proponents there decried the report as failing to demonstrate so-called meaningful change, despite the absence of a request for such change in the proposal.11

•        In 2019, proponents affiliated with the ICCR, again including many of the Proponents here, sought to have the Company adopt a human rights policy. After the Company adopted a Human Rights Policy Statement, those proponents parlayed that proposal into a 2022 proposal for a Human Rights Impact Assessment (the “2022 Shareholder Proposal”). The proponents there only offered to withdraw that proposal in exchange for “meaningful changes” from the Company, which they were unable or unwilling to identify specifically.

•        Now, in 2023, Proponents seek a report analyzing publicly available advertising materials, yet are unwilling or unable to identify a single Company advertisement that presents a concern. Based on these prior interactions, the Board anticipates that such a report, if published, would not satisfy the Proponents.

In light of numerous public statements made by many of these Proponents and their representatives, and public campaigns against the industry led by others affiliated with them, the Board of Directors believes that Proponents’ overarching goal is to damage the Company’s business. ICCR-affiliated proponents have repeatedly campaigned to, among other things:

•        Ban lawful firearms and magazines sold by the Company;

•        Require development of certain firearm products that consumers do not want;

•        Encourage banks, insurers, and other financial services companies to boycott servicing the firearms industry; and

•        Dissuade credit card companies from processing payments for certain lawful firearms and associated products that Proponents find distasteful.12

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11             See https://www.cnbc.com/2019/02/14/gun-makers-issue-reports-on-risk-but-shareholder-activists-arent-satisfied.html; see also, the 2022 Shareholder Proposal, which stated that, “[i]t should be noted that [the 2019] report failed to put forward meaningful solutions to address gun violence.”

12             https://www.iccr.org/investor-statement-gun-violence

These publicly stated goals are contrary to the best interests of the Company, do not advance shareholder value, and undermine any claim that the requested risk assessment is intended to support the long-term value of the Company. As such, the Board views this proposal as another in a long line of tactics by organizations devoted to harming the Company and our industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 6.

2022 SHAREHOLDER PROPOSAL

Proposed Discussion of HRIA Proposal

At our 2022 Annual Meeting, organizations affiliated with the ICCR, including virtually all the same groups submitting Proposal No. 6 this year, advanced an advisory proposal seeking a Human Rights Impact Assessment (“HRIA Proposal”). The stated purpose of the HRIA Proposal was to produce recommendations for “improving the human rights impacts of [Company] policies, practices, and products, above and beyond legal and regulatory matters.”

While the Board described in detail its unanimous opposition to the HRIA Proposal, the proposal passed after receiving the support of 44.5% of the Company’s outstanding shares, or 53.1% of the shares voted at the 2022 Annual Meeting. Although the HRIA Proposal was non-binding, the Board appreciates feedback from shareholders. In light of the vote, the Board decided to carefully evaluate and consider the recommendation with a focus on the best interest of the Company consistent with our duty to create long-term value for shareholders.

The Board Carefully Evaluated and Considered the Shareholders’ Recommendation

The Board directed senior management to conduct research by investigating the process for creating a Human Rights Impact Assessment, evaluating what other companies have done, and exploring the import of adopting the U.N. Guiding Principles, among other things. Over the course of the year, senior management presented its findings to the Board. We reviewed the research and analysis, considered the shareholder recommendation, and identified the right path forward.

The Board’s Findings and Actions Taken

Upon conclusion of the assessment, the Board unanimously reaffirmed its original determination and declined to pursue a Human Rights Impact Assessment; the Board believes it is not in the best interest of the Company and would be inconsistent with its obligation to safeguard and enhance shareholder value.

Ruger Takes Responsibility for Human Rights Impacts in Areas it Controls

Ruger’s core values of Integrity, Respect, Teamwork, and Innovation are top of mind for the Company’s management team and naturally flow into all that we do. The Company proudly manufactures rugged, reliable firearms for responsible citizens who exercise their constitutional right to lawfully use and enjoy them. As part of our ongoing commitment to responsible corporate citizenship, we generate public service announcements on the importance of firearms safety and education, suicide prevention and mental health.

The Board originally opposed the HRIA Proposal with great care and deliberation. As explained in our 2022 Proxy Statement, Ruger respects human rights and focuses on the areas over which it has control — that is, in its supply chain, in its employment practices, and in the communities in which it operates. While Ruger assumes responsibility for its own actions, Ruger lacks the ability, resources, or authority to control the use of its products after they have been sold to an independent, federally licensed distributor.

The Board believes the HRIA Proposal seeks to impose liability on the Company for criminal conduct far removed from Company action. Exposing shareholders to this risk is untenable and inconsistent with the Board’s fiduciary duty.

Enhancing Communications on Ruger’s Commitment to Responsible Corporate Citizenship

Our analysis also revealed that we have not effectively communicated our ongoing commitment to responsible corporate citizenship to our shareholders. In that vein, the Company recently updated the Investor Relations portion of its website to include specific content dedicated to Corporate Social Responsibility (“CSR”), which is available at ruger.com/CSR.

By visiting this portal, shareholders can learn about some of what we do as a responsible corporate citizen. There are a number of topics available, including discussions of our approach to fiscal responsibility, risk mitigation, the environment, company culture, communities, product innovation, safety, distribution, marketing, and advertising. Over the coming months, we plan to add additional topics as we work to better communicate Ruger’s many efforts to live up to our core values and our motto, Arms Makers for Responsible Citizens.

Moving Forward

The process we have pursued for nearly a year is ongoing and is not limited to communication. As we craft each Corporate Social Responsibility piece, we are evaluating the subject matter to assess appropriate opportunities for improvement. As a separate effort, the Board and senior management also are carefully evaluating Company policies regarding shareholder engagement and our Human Rights Policy Statement to assess whether enhancements are appropriate and consistent, of course, with our fiduciary duties and long-term Company interests.

COMPENSATION DISCUSSION AND ANALYSIS

How Did the Company Perform in 2022 and How Did We Compensate our Executives?

Despite the highly publicized challenges of tight labor markets, transportation and supply chain issues, and COVID-19 obstacles experienced during the year, 2022 was a year of great accomplishments and financial results. The exceptional work of our leadership teams at all of our facilities and our remarkable workforce of 1,900 dedicated employees allowed the Company to capitalize on strong consumer demand and achieve tremendous sales growth and profitability in 2022.

Highlights of 2022 include:

•        Achieving $108.3 million of earnings before income taxes and earnings per share of $4.96,

•        Achieving 48% return on net operating assets,

•        Generating $77.2 million of cash from operations and EBITDA of $131.8 million,

•        We continue to enhance our catalog of products with exciting and innovative new firearms that were met with strong demand in the marketplace. Our major new product launches in 2022 included:

•        Marlin Model 1895 Guide Gun, chambered in 45-70 Govt, which was our first reintroduction in the Marlin Guide Gun family of lever-action rifles,

•        Marlin Model 1895 Trapper stainless steel lever-action rifle, chambered in .45-70 Govt.,

•        LC Carbine, chambered in 5.7x28mm, a companion to the Ruger-5.7 pistol,

•        Security-380 Lite Rack Pistol, a full-featured pistol chambered in light-recoiling .380 Auto,

•        Small-Frame Autoloading Rifle, or SFAR, chambered in 7.62 NATO/.308 Win., which combines the ballistic advantages of .308 Win. with the size and weight of a traditional modern sporting rifle, and

•        New product sales, which include only major new products that were introduced in the past two years, were $78.4 million, or 14%, of firearm sales,

•        Declaring and paying four regular quarterly dividends, resulting in the return of $42.7 million to shareholders; in addition, $88 million was returned to shareholders on January 5, 2023 through a $5.00 per share special dividend that was declared in December of 2022, and

•        Ending the year with cash and short-term investments of $224.3 million and no debt.

Based on the 2022 performance, the Compensation Committee made the following compensation determinations with respect to the 2022 compensation for our Named Executive Officers:

•        Authorized the achievement of our performance-based non-equity incentive of 91.5% of target for the Company Officers;

•        Authorized the achievement of our performance-based non-equity incentive of 85.6% of target for certain eligible non-officer employees;

•        Authorized a Company-wide profit-sharing pool equal to 15% of the adjusted operating profit after full accrual of the profit sharing and bonuses; and

•        Determined that the performance criteria for the 2022, 2021, and 2020 annual performance-based equity awards were at least partially achieved. To date, achievement of the 2022, 2021 and 2020 awards total 20%, 87%, and 169%, respectively.

The Compensation Committee believes that these actions related to incentive compensation illustrate the alignment of our pay and performance for 2022. In light of the Company’s financial accomplishments and our pay-for-performance philosophy, the Compensation Committee recommends that our shareholders vote “FOR” this year’s resolution to approve the Named Executive Officer (“NEO”) compensation as described in this Proxy Statement.

What are the Company’s Philosophy and Objectives Regarding Compensation?

The Company’s executive compensation program is designed to align and reward both corporate and individual performance in an environment that reflects commitment, responsibility and adherence to the highest standards of ethics and integrity. Recognition of both individual contributions as well as overall business results permits an ongoing evaluation of the relationship between the size and scope of the Company’s operations, its performance and its executive compensation.

As a result of the Company’s equity and non-equity incentive plan awards, more than one half of the Named Executive Officers’ target compensation is considered “at risk” and linked directly to corporate performance.

What Are the Elements of the Company’s Executive Remuneration and the Objectives of Each?

Remuneration Element	Description	Primary Objectives
Base Salary	Reflects fixed compensation.	• Attract and retain employees over time • Provide a base level of total compensation to reflect an individual’s role and responsibilities
Annual Non-Equity Incentives	Comprised of a performance- based annual bonus and a profit-sharing program.	• Focus executives and employees on important short-term Company-wide performance goals • Recognize and reward overall annual business results and individual/team contributions
Equity Compensation

Certain executives also receive annual awards of restricted stock units. Certain of these awards have performance-based criteria and others have time-based vesting criteria.

Performance criteria include return on net operating assets and total shareholder return.

•   Focus executives and employees on important long-term Company-wide performance goals including increases to the Company’s stock price over a period of several years, growth in its earnings, return on net operating assets, and other measurements of corporate performance

•   Align our executives with the interests of shareholders and deliver a superior rate of return

•   Retain executives and employees over time

Health, Welfare and Retirement Benefits	Generally reflect those benefits provided to our broad employee population.	• Attract and retain employees over time • Provide for the safety, security and wellness of employees
Severance Arrangements	Specific severance agreements for Officers that provide benefits when employment terminates as a result of a change in control or by the Company without cause.	• Facilitate the Company’s ability to attract and retain talented executives • Encourage executives and employees to remain focused on the Company’s business during times of corporate change

How Does the Company Determine the Amount/Formula for Each Element?

Generally, each element of compensation, including base salaries and performance-based bonus and equity incentive opportunities, is evaluated independently and as a whole to determine whether it is competitive and reasonable within the market, as further described below. Each component of the target compensation for each of the Named Executive Officers is recommended by the Compensation Committee to the Board after:

•        Evaluating each executive’s current responsibilities and the scope and performance of the operations under their management;

•        Reviewing their individual experience and performance; and

•        Evaluating the balance of equity and non-equity compensation for each executive with the goal of fairly rewarding individual and group performance results.

The Compensation Committee also periodically evaluates components of each Named Executive Officer’s target compensation using benchmarking studies, as reported in the Company’s proxy statements for prior fiscal years. While the Compensation Committee did not retain a compensation consultant to prepare benchmarking studies for the 2022 fiscal year, a compensation consultant was used to evaluate our compensation structure, including the elements of compensation and the total target compensation, for the Named Executive Officers.

As a result of prior benchmarking studies and the compensation review in 2022, the Compensation Committee concluded that the total compensation of its executives fell within the parameters set by the Compensation Committee and meaningfully aligns executive compensation to Company performance.

How are Salaries Determined?

Salaries for executive officers are determined by considering the following factors without applying any specific formula to determine the weight of each factor:

•        Current responsibilities of the Officer’s position, the scope and performance of the operations under their management;

•        The experience and performance of the individual;

•        Market rates for compensation of new executives being recruited to the Company and by comparing those salaries to recruiting offers made to the Company’s executives by competitors; and

•        Historical salaries paid by the Company to officers having certain duties and responsibilities.

Base salaries were adjusted in 2022.

NAMED EXECUTIVE OFFICERS’ BASE SALARIES

Name	2022 Base Salary	Effective Date
Christopher J. Killoy (a)	$775,000	May 1, 2022
Thomas A. Dineen	$450,000	May 1, 2022
Thomas P. Sullivan	$400,000	May 1, 2022
Kevin B. Reid	$360,000	May 1, 2022
Shawn C. Leska	$325,000	May 1, 2022

(a)     See “DIRECTORS’ FEES AND OTHER COMPENSATION,” above, for a summary of Mr. Killoy’s compensation structure.

How are Profit Sharing and Bonuses Determined?

Profit Sharing

The Company offers profit sharing to all of its employees. The amount of profit sharing is formula-based and is determined by the operating results of the Company. All employees participate in the program pro rata based on their actual base salary or hourly wage compensation. The amount of earnings that is paid quarterly as profit sharing is authorized by the Board of Directors, and is typically 15% of Adjusted Operating Profit (“AOP”) after accrual for all bonuses and profit sharing. AOP is a non-GAAP measure of operating profit adjusted to eliminate the impact of LIFO income or expense, overhead and direct labor rate changes, excess and obsolete inventory reserve changes and other income or expenses that we believe are related to longer periods of time, such as product recalls.

Based upon our 2022 AOP results of $108.3 million, our Named Executive Officers received the following profit sharing:

Name	2022 Profit Sharing
Christopher J. Killoy	$114,628
Thomas A. Dineen	$67,864
Thomas P. Sullivan	$60,128
Kevin B. Reid	$53,235
Shawn C. Leska	$48,524

Annual Performance-Based Non-equity Incentive (the annual Cash Bonus)

The Company offers an annual performance-based non-equity incentive award (i.e., cash bonus) to all but its most junior grade of employees. The amounts of the performance-based incentive award are based on a target compensation value for each individual and are authorized by the Board of Directors.

In 2022, the performance criteria for officers was based on the following:

¡80%    Achievement of Target Income Before Income Taxes (“EBIT”)

¡20%    Achievement of Non-Financial Objectives

For all other eligible employees, the performance criteria was based solely on the achievement of Target EBIT.

In February 2022, the Board of Directors established target (100%) achievement of the bonus at EBIT of $126.5 million. The 2022 actual achievement percentage for the EBIT criterion was adjusted up or down from 100% achievement by 1% for every $1,265,000 of EBIT above or below the established target. There was no minimum payout for the annual performance-based non-equity incentive. The maximum payout for the annual performance-based non-equity incentive is 200%.

Our actual EBIT in 2022 was $108.3 million or 85.6% of the goal.

The Board of Directors established nine specific non-financial objectives for 2022 and assigned a specific weighting for each objective. These nine specific weightings totaled 28%, allowing for a total achievement of up to 140% of the 20% non-financial objective allocation. Due to their nature, partial achievement of some of the specific non-financial objectives would be recognized. The Board of Directors determined that seven of nine specific 2022 non-financial objectives were fully achieved by the Officers. In addition, significant achievement of one other specific non-financial objective was made, resulting in the achievement of 115% of the 20% of the total award. These non-financial objectives addressed important issues facing the Company, including employee retention, workplace safety, product quality and delivery, and new product development.

Therefore, the aggregate achievement of the annual performance-based non-equity incentive was 91.5% of the target award. The table below provides the 2022 target and actual performance-based incentive results for each of our Named Executive Officers.

Performance-Based Non-Equity Awards
Name	2022 Base Salary	2022 Target Award		2022 Actual Award (b)
		% of Salary	$ Value
Christopher J. Killoy (a)	$750,000	100%	$750,000	$686,250
Thomas A. Dineen	$441,667	75%	$331,250	$303,094
Thomas P. Sullivan	$375,000	75%	$293,750	$268,781
Kevin B. Reid	$348,333	75%	$261,250	$239,044
Shawn C. Leska	$316,667	67%	$211,111	$193,167

(a)     See “Directors’ Fees and Other Compensation,” above, for a summary of Mr. Killoy’s compensation structure.

(b)    Represents target bonus dollar value multiplied by the sum of the EBIT payout (85.6% X 80% weighting) and the Non-Financial Objectives payout (115% X 20% weighting).

How are Equity Compensation Awards Determined?

Equity compensation is a significant component of the Company’s overall compensation philosophy and is built on the principles that it should seek to align participants’ actions and behaviors with stockholders’ interests, be market-competitive, and be able to attract, motivate and retain the best employees and Directors.

The annual performance-based equity award opportunity is subject to performance-based vesting terms that need to be satisfied to receive the award.

The amounts of the annual performance-based equity awards are based on a target compensation value for each Named Executive Officer and are authorized by the Board of Directors. The number of performance-based restricted stock units (“RSUs”) awarded are determined by taking the executive’s target award value for the performance-based equity compensation and dividing by the mean of high and low stock price on the effective date of the award. The table below shows the 2022 target performance-based equity incentive awards for each Named Executive Officer.

2022 Target Performance-Based Equity Award
Name	2022 Base Salary	% of Salary	$ Value	Number of RSUs Awarded
Christopher J. Killoy (c)	$700,000	125%	$875,000	12,299
Thomas A. Dineen	$425,000	100%	$425,000	5,974
Thomas P. Sullivan	$375,000	75%	$281,300	3,953
Kevin B. Reid	$325,000	75%	$243,800	3,426
Shawn C. Leska	$300,000	67%	$201,000	2,813

(c)     See “Directors’ Fees and Other Compensation,” above, for a summary of Mr. Killoy’s compensation structure.

For the 2022 performance-based equity awards, the Compensation Committee employed vesting criteria related to return on net operating assets and total shareholder return. Return on net operating assets is measured using three 1-year calculations, each year having equal weighting, with resulting payout as follows:

Percentage Achievement of Target	Resulting Payout (as a % of Target)
Less than 50%	No payout
50% to 100%	0% to 100%
100% to 150%	100% to 200%
Greater than 150%	200%

Any payout, to the extent earned, is made only after the 3-year performance period is completed based on our performance measured in terms of return on net operating assets, which then may be modified as follows: (i) if the Company’s 3-year TSR increases by up to ten percent (10%), then payout will increase by up to ten percentage points (10%); and (ii) if the Company’s 3-year TSR decreases by up to ten percent (10%), then payout will decrease by up to ten percentage points (10%).

In addition, executives receive time-vesting restricted stock units that cliff vest 100% after three years, as long as the Named Executive Officer remains an employee on the vesting date. The Committee believes that time-vesting restricted stock units provide a strong retention incentive and supports our objectives of attraction and retention. Beginning with the 2020 grants, these time-vesting restricted stock units have been settled in cash. The table below shows the 2022 target time-vesting equity incentive awards for each Named Executive Officer.

2022 Target Time-Vesting Equity Award
Name	2022 Base Salary	% of Salary	$ Value	Number of RSUs Awarded
Christopher J. Killoy (d)	$700,000	125%	$875,000	12,299
Thomas A. Dineen	$425,000	75%	$425,000	5,974
Thomas P. Sullivan	$375,000	75%	$281,300	3,953
Kevin B. Reid	$325,000	75%	$243,800	3,426
Shawn C. Leska	$300,000	67%	$201,000	2,813

(d)    See “Directors’ Fees and Other Compensation,” above, for a summary of Mr. Killoy’s compensation structure.

Clawback Policy; Hedging Policy

The Company has an Executive Compensation Clawback Policy whereby the performance-based compensation of the Company’s executive officers is subject to clawback provisions in the event of fraud or intentional illegal conduct that requires the restatement of the Company’s financial results. A copy of this policy is posted on the Company’s website at www.ruger.com.

The Company’s Insider Trading Policy prohibits hedging transactions designed to hedge or offset a decrease in the value of Company securities and other transactions of a speculative nature in Company securities, including short-term “in-and-out” trading, short sales, sales of borrowed shares against shares already owned but not delivered against the sale, certain transactions on margin, transactions based on rumors or speculation of extraordinary corporate transactions or other significant developments that might involve the Company, and transactions in publicly traded put, call, or other options on (or other derivative securities involving) the Company’s securities.

What are the Company’s Health, Welfare and Retirement Benefits?

The Company offers the same health, welfare and retirement benefits to all salaried employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, 401(k) plan and other similar benefits. Because these benefits are offered to a broad class of employees, the cost is not required by SEC rules to be included in the “SUMMARY COMPENSATION TABLE” below.

Additionally, Officers are covered under the Company’s business travel accident insurance policy for ten times their base salary, up to a maximum of $5,000,000, while traveling at any time. Officers are also covered under the Company’s director and officer liability insurance policies for claims alleged in connection with their service.

Does the Company Provide Perquisites?

The Company believes in limited perquisites for its Directors and executive officers and does not provide common perquisites such as company cars or club memberships. Authorized perquisites include discounts on Company products, which are available to all Company employees and Directors. Additionally, the Company has a Relocation Policy covering all employees based on their grade level that provides various levels of temporary living and relocation expense reimbursements, payment of related taxes, and the use of Company vehicles for business travel. Temporary living and relocation reimbursements and related tax payments for the Named Executive Officers are disclosed in the “SUMMARY COMPENSATION TABLE” below.

How is the Chief Executive Officer’s Performance Evaluated and Compensation Determined?

The Nominating and Corporate Governance Committee, the Compensation Committee and the Board as a whole annually evaluate the performance and review the compensation of the Chief Executive Officer utilizing a variety of criteria. The job objectives established for the Chief Executive Officer are:

•        To promote and require the highest ethical conduct by all Company employees and demonstrate personal integrity consistent with the Company’s Corporate Board Governance Guidelines.

•        To establish, articulate and support the vision for the Company that will serve as a guide for expansion.

•        To align physical, human, financial and organizational resources with strategies.

•        To communicate strategies and alignment in a clear manner so that every employee understands their personal role in the Company’s success.

•        To establish a succession planning process in order to select, coordinate, evaluate and promote the best management team.

•        To keep the Board informed on strategic and business issues.

Evaluation of the Chief Executive Officer’s performance with regard to these job objectives is rated on the following business skills and performance achievement:

•        Leadership: his ability to lead the Company with a sense of direction and purpose that is well understood, widely supported, consistently applied and effectively implemented.

•        Strategic Planning: his development of a long-term strategy, establishment of objectives to meet the expectations of stockholders, customers, employees and all Company stakeholders, consistent and timely progress toward strategic objectives and obtainment and allocation of resources consistent with strategic objectives.

•        Financial Goals and Systems: his establishment of appropriate and longer-term financial objectives and ability to consistently achieve these goals and ensure that appropriate systems are maintained to protect assets and control operations.

•        Financial Results: his ability to meet or exceed the financial expectations of stockholders, including improvement in operating revenue, cash flow, net income, earnings per share and share price.

•        Succession Planning: his development, recruitment, retention, motivation and supervision of an effective senior management team capable of achieving objectives.

•        Human Resources: his development of effective recruitment, training, retention and personnel communication plans and programs to provide and motivate the necessary human resources to achieve objectives.

•        Communication: his ability to serve as the Company’s chief spokesperson and communicate effectively with stockholders and all stakeholders.

•        Industry Relations: his ensuring that the Company and its operating units contribute appropriately to the well-being of their communities and industries, and representation of the Company in community and industry affairs.

•        Board Relations: his ability to work closely with the Board to keep it fully informed on all important aspects of the status and development of the Company, his implementation of Board policies, and his recommendation of policies for Board consideration.

The Chief Executive Officer’s compensation levels are determined after performance evaluations based on published and commissioned compensation studies, the Chief Executive Officer’s demonstrated abilities and contributions to the success of the Company, and the overall results of Company operations.

The Board of Directors may periodically increase Mr. Killoy’s compensation based on analyses of competitive compensation as discussed above.

What are the Company’s Governance Practices Regarding Compensation?

Stockholders:	The 2017 Stock Incentive Plan was approved by the stockholders at the Company’s 2017 Annual Meeting. The Company does not have any stock plans that are not stockholder-approved.
Board and Compensation Committee and Nominating and Corporate Governance Committee:

The Compensation Committee and the Board determine the compensation of the Company’s executive officers, including the individuals whose compensation is detailed in this Proxy Statement. The Compensation Committee, which is composed entirely of independent, non-management Directors, establishes and administers compensation programs and philosophies. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee is responsible for the development of our executive compensation philosophy, the recommendation of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, retirement formulas for executive officers, deferred compensation plans, and any employment and change-in-control agreements. In addition, the performance of each executive officer is evaluated by the Nominating and Corporate Governance Committee and reported to the full Board. The full Board reviews the Compensation Committee and Nominating and Corporate Governance Committee reports and acts on recommendations of the Compensation Committee.

Management:

The Chief Executive Officer’s views regarding the performance and recommended compensation levels for the Company’s executive officers are discussed with all of the independent, non-management Directors.

What are the Company’s Governance Practices Regarding Stock Awards?

The Board has established the following practices and policies regarding stock awards:

•        The Company’s policy for setting the timing of equity grants does not allow executives to have any role in choosing the price of their equity awards;

•        The Company has never “back dated” or re-priced equity awards, and the 2017 Stock Incentive Plan states that re-pricing of options or other stock awards is not allowed;

•        The Company utilizes restricted stock units, rather than stock options, for all employee equity awards;

•        Equity awards for employees are generally issued on the fourth business day following the public quarterly filing of the Company’s Forms 10-K or 10-Q in order to allow the investment markets adequate time to assimilate the current financial information, and valued at the mean between the highest and lowest sales prices of the Company’s common stock on the NYSE on the date of issue; and

•        Annual performance-based equity awards for executive officers and certain employees are generally approved at the first Board meeting of each year and issued on the fourth business day following the public filing of the Company’s Form 10-K.

The Compensation Committee and the Board consider recommendations from the Chief Executive Officer in establishing appropriate equity awards for officers and employees. All equity awards for the Named Executive Officers have been and will continue to be subject to the approval of the Compensation Committee and ratification by the full Board.

How does the Compensation Committee Utilize Independent Consultants?

Periodically, as provided for in the Compensation Committee Charter, the Compensation Committee retains an independent compensation consultant. The Committee determines the work to be performed by the consultant and has the ultimate authority to retain and terminate the consultant. The consultant works with management to gather data required in preparing analyses for Committee review.

How does the Company Evaluate its Compensation Program Risks?

The Compensation Committee evaluates risk deriving from compensation programs, and does not believe that our compensation program is reasonably likely to have a material adverse effect on the Company for the following reasons:

•        Executive compensation is structured to consist of both fixed compensation, which provides a steady income stream regardless of stock price performance, and variable incentive compensation, which is designed to reward both short-term and long-term corporate performance and shareholder returns. Fixed, base-salary compensation is both market-competitive and sufficient to make risk-taking to achieve a living wage unnecessary. Short-term cash incentive compensation is awarded based on achievement of operating profit goals, while significant weighting toward long-term equity incentive compensation based on multi-year operating performance and total shareholder return targets discourages short-term risk-taking;

•        The variable elements of cash compensation are contingent upon the achievement of pre-determined profitability goals, and the variable elements of equity compensation are contingent upon, among other things, the Company’s return on net operating assets. Due to the nature of the Company’s business, there is minimal subjectivity in the financial results on which this compensation is based;

•        Performance goals are applicable Company-wide to our executives and employees alike to encourage consistent behavior throughout the organization;

•        Approval of the Board of Directors is required prior to the payment of any incentive compensation;

•        Equity ownership guidelines of five times base salary for the CEO, three times base salary for senior vice presidents, and two times base salary for the other NEOs discourage excessive risk taking by providing an incentive for executives to consider the Company’s long-term interests, because a portion of their personal investment portfolio consists of Company stock; and

•        The Company has internal controls over the measurement and calculation of performance goals, and all employees are required to receive annual compliance training under our Corporate Board Governance Guidelines, which cover, among other things, accuracy of books and records.

EXECUTIVE COMPENSATION

The following table summarizes the target cash and equity compensation approved by the Board of Directors for each of the executive officers named in the Summary Compensation Table for 2020 through 2022. See “SUMMARY COMPENSATION TABLE” below for actual compensation earned by the Named Executive Officers in 2020, 2021 and 2022.

TARGET COMPENSATION TABLE

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary (1)	Bonus	Profit Sharing	Performance Based Non-Equity Compensation Opportunity	Performance Based Stock Award Opportunity (2)	Retention Award Opportunity (3)	All Other Compensation (4)	Total Target Compensation

Christopher J. Killoy President and Chief Executive Officer	2022	$700,000	$0	$105,000	$700,000	$875,000	$875,000	$27,450	$3,282,450
	2021	$700,000	$0	$105,000	$700,000	$875,000	$875,000	$26,100	$3,281,100
	2020	$700,000	$0	$105,000	$700,000	$875,000	$875,000	$25,650	$3,280,650
Thomas A. Dineen Senior Vice President, Treasurer and Chief Financial Officer	2022	$425,000	$0	$63,800	$318,800	$318,800	$318,800	$27,450	$1,472,650
	2021	$425,000	$0	$63,800	$318,800	$318,800	$318,800	$26,100	$1,471,300
	2020	$425,000	$0	$63,800	$318,800	$318,800	$318,800	$25,650	$1,470,850
Thomas P. Sullivan Senior Vice President of Operations	2022	$375,000	$0	$56,000	$281,300	$281,300	$281,300	$27,450	$1,302,350
	2021	$375,000	$0	$56,000	$281,300	$281,300	$281,300	$26,100	$1,301,000
	2020	$375,000	$0	$56,000	$281,300	$281,300	$281,300	$25,650	$1,300,550
Kevin B. Reid Vice President, General Counsel	2022	$325,000	$0	$48,800	$243,800	$243,800	$243,800	$27,450	$1,132,650
	2021	$325,000	$0	$48,800	$243,800	$243,800	$243,800	$26,100	$1,131,300
	2020	$325,000	$0	$48,800	$243,800	$243,800	$243,800	$25,650	$1,130,850
Shawn C. Leska Vice President of Sales	2022	$300,000	$0	$45,000	$201,000	$201,000	$201,000	$27,450	$975,450
	2021	$300,000	$0	$45,000	$201,000	$201,000	$201,000	$26,100	$974,100
	2020	$300,000	$0	$45,000	$201,000	$201,000	$201,000	$25,650	$973,650

Notes to Target Compensation Table

(1)    Salary increases, if any, for the Named Executive Officers are generally approved at the first Board meeting of each calendar year, and are effective as soon as practicable thereafter. Target salary amounts may therefore not tie to actual salaries shown in the “SUMMARY COMPENSATION TABLE” below. See “Directors’ Fees and Other Compensation” above for an explanation regarding Mr. Killoy’s salary.

(2)    Represents performance-based RSU awards as described in the Compensation Discussion and Analysis section titled, “How are Equity Compensation Awards Determined?”

(3)    The NEOs received annual RSU retention awards equal to their annual performance-based equity compensation opportunity.

(4)    Represents the employer matching contributions made under the Company’s 401(k) Plan. Amounts in the “All Other Compensation” table incorrectly included dividend equivalents in 2021 and 2020, and the corrected amounts, shown above in the “All Other Compensation” column for the years 2021 and 2020, have been revised to remove such amounts. Actual “All Other Compensation” received may include additional “fringe benefit” items as shown in the “SUMMARY ALL OTHER COMPENSATION TABLE” below.

2022 Summary Compensation Table

The following table summarizes total compensation paid or earned by the Company’s Named Executive Officers during 2022.

		Cash Compensation				Equity Compensation
Named Executive Officer and Principal Position	Year	Salary	Bonus (1)	Profit Sharing (2)	Performance Based Non-Equity Compensation Awards (3)	Stock Option Awards	Performance Based Stock Awards (4)	Time Based Stock Awards (5)	Change in Pension Value, Non-qualified Deferred Compensation Earnings	All Other Compensation (6)	Total Compensation

Christopher J. Killoy President and Chief Executive Officer	2022	$750,000	$0	$114,628	$686,250	$0	$875,000	$875,000	$0	$34,974	$3,335,852
	2021	$700,000	$0	$220,497	$962,500	$0	$875,000	$875,000	$0	$33,624	$3,666,621
	2020	$625,000	$46,875	$126,710	$1,203,125	$0	$875,000	$875,000	$0	$32,382	$3,784,092
Thomas A. Dineen Senior Vice President, Treasurer and Chief Financial Officer	2022	$441,667	$0	$67,864	$303,094	$0	$318,800	$318,800	$0	$30,072	$1,480,297
	2021	$425,000	$0	$133,873	$438,281	$0	$318,800	$318,800	$0	$28,722	$1,663,476
	2020	$396,875	$22,324	$79,583	$572,988	$0	$318,800	$318,800	$0	$26,892	$1,736,262
Thomas P. Sullivan Senior Vice President of Operations	2022	$391,667	$0	$60,128	$268,781	$0	$281,300	$281,300	$0	$33,974	$1,317,150
	2021	$375,000	$0	$118,123	$386,719	$0	$281,300	$281,300	$0	$33,459	$1,475,901
	2020	$365,625	$20,566	$72,573	$527,871	$0	$281,300	$281,300	$0	$29,214	$1,578,449
Kevin B. Reid Vice President, General Counsel	2022	$348,333	$0	$53,235	$239,044	$0	$243,800	$243,800	$0	$34,908	$1,163,120
	2021	$325,000	$0	$102,374	$335,156	$0	$243,800	$243,800	$0	$33,426	$1,283,556
	2020	$315,625	$17,754	$62,706	$455,684	$0	$243,800	$243,800	$0	$27,972	$1,367,341
Shawn C. Leska Vice President of Sales	2022	$316,667	$0	$48,524	$193,167	$0	$201,000	$201,000	$0	$29,934	$990,292
	2021	$300,000	$0	$94,499	$275,000	$0	$201,000	$201,000	$0	$28,446	$1,099,945
	2020	$290,625	$14,531	$57,772	$372,969	$0	$201,000	$201,000	$0	$26,460	$1,164,357

Notes to Summary Compensation Table

(1)    This column represents a discretionary bonus between 5.0% and 7.5% of salary for each of the Named Executive Officers authorized by the Board of Directors in 2021.

(2)    See Compensation Discussion and Analysis section titled, “How are Profit Sharing and Bonuses Determined?” above for an explanation of how the amount of profit sharing is determined and then allocated amongst recipients.

(3)    See Compensation Discussion and Analysis section titled “How are Profit Sharing and Bonuses Determined” and “TARGET COMPENSATION TABLE” above for further information regarding the Named Executive Officers’ performance-based compensation.

(4)    See Note 17 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules. See “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022 TABLE” below for further information regarding stock options and restricted stock units granted to each Named Executive Officer.

(5)    This column represents time-based retention awards subject to continued employment until, and cliff vesting as of the vesting date.

(6)    See “SUMMARY ALL OTHER COMPENSATION TABLE” below for additional information.

Summary All Other Compensation Table

Named Executive Officer	Year	Taxable Value of Perquisites Received (1)	Taxable Premiums Paid by the Company for Group Term Life Insurance	Company Matching and Discretionary 401(k) Plan Contributions (2)	Accrued Dividends Related to Equity Awards (3)	Total

Christopher J. Killoy	2022	$0	$7,524	$27,450	$0	$34,974
	2021	$0	$7,524	$26,100	$0	$33,624
	2020	$0	$6,732	$25,650	$0	$32,382
Thomas A Dineen	2022	$0	$2,622	$27,450	$0	$30,072
	2021	$0	$2,622	$26,100	$0	$28,722
	2020	$0	$1,242	$25,650	$0	$26,892
Thomas P. Sullivan	2022	$0	$7,524	$27,450	$0	$34,974
	2021	$0	$7,359	$26,100	$0	$33,459
	2020	$0	$3,564	$25,650	$0	$29,214
Kevin B. Reid	2022	$0	$7,458	$27,450	$0	$34,908
	2021	$0	$7,326	$26,100	$0	$33,426
	2020	$0	$2,322	$25,650	$0	$27,972
Shawn C. Leska	2022	$0	$2,484	$27,450	$0	$29,934
	2021	$0	$2,346	$26,100	$0	$28,446
	2020	$0	$810	$25,650	$0	$26,460

Notes to All Other Compensation Table

(1)    Represents the reportable taxable value of Company products received, for travel expenses, and for executive physicals for Named Executive Officers.

(2)    Consists of matching contributions made under the Company’s 401(k) Plan to the Named Executive Officers who participated in the 401(k) Plan, based on their deferrals for each 401(k) Plan year. Also includes supplemental employer discretionary contributions made to all plan participants.

(3)    Prior years incorrectly included accrued dividends paid upon the vesting and conversion of RSUs awarded in 2021 and 2020. The corrected totals for the years 2021 and 2020 have been revised to remove such amounts.

GRANTS OF PLAN-BASED AWARDS TABLE

The following Grants of Plan-Based Awards table accompanies the Summary Compensation Table and provides additional detail regarding grants of incentive-plan based equity awards made in 2022.

Named Executive Officer	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#) (3)	All other option awards: Number of securities underlying options (#)	Exercise price of option awards or base price of stock awards (4) ($/Share)	Grant date fair value of stock and option awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Killoy	1/1/22	$350,000	$700,000	$1,400,000	-	-	-	-	-	-	-
	3/1/22	-	-	-	-	-	-	12,299	-	$71.15	$875,000
	3/1/22	-	-	-	123	12,299	24,598	-	-	$71.15	$875,000
Thomas A. Dineen	1/1/22	$159,400	$318,800	$637,600	-	-	-	-	-	-	-
	3/1/22	-	-	-	-	-	-	5,974	-	$71.15	$425,000
	3/1/22	-	-	-	60	5,974	11,948	-	-	$71.15	$425,000
Thomas P. Sullivan	1/1/22	$140,700	$281,300	$562,600	-	-	-	-	-	-	-
	3/1/22	-	-	-	-	-	-	3,953	-	$71.15	$281,300
	3/1/22	-	-	-	40	3,953	7,906	-	-	$71.15	$281,300
Kevin B. Reid	1/1/22	$121,900	$243,800	$487,600	-	-	-	-	-	-	-
	3/1/22	-	-	-	-	-	-	3,426	-	$71.15	$243,800
	3/1/22	-	-	-	34	3,426	6,992	-	-	$71.15	$243,800
Shawn C. Leska	1/1/22	$100,500	$201,000	$402,000	-	-	-	-	-	-	-
	3/1/22	-	-	-	-	-	-	2,813	-	$71.15	$201,000
	3/1/22	-	-	-	28	2,813	5,926	-	-	$71.15	$201,000

Notes to Grant of Plan-Based Awards Table

(1)    Each of our executive officers receive cash incentive compensation for our company-wide financial performance as a result of our achieving the pre-established targets set out in our Annual Performance-based Non-equity Incentive (the Annual Cash Bonus). The amounts in these columns represent the estimated possible payouts that could have occurred under the Annual Performance-based Non-equity Incentive. The actual amount paid to each Named Executive Officer with respect to the Annual Performance-based Non-equity Incentive award granted to such Named Executive Officer in 2022 is set forth in the 2022 Summary Compensation Table above, and no further amounts will be paid to the Named Executive Officers with respect to those awards.

(2)    This column sets forth the number of shares of Common Stock underlying the RSU awards with performance-based and time-based vesting conditions that were granted to the Named Executive Officers. The performance-based vesting conditions are based on the return on net operating assets and the total shareholder return. If the Named Executive Officers do not satisfy the performance-based vesting conditions with respect to such RSU awards, or the Named Executive Officers leave the Company prior to the end of the time-based vesting period (other than by reason of retirement, death, or disability), such awards will not vest, and the Named Executive Officers will not receive any shares of Common Stock or other payments with respect to such awards. See Compensation Discussion and Analysis section titled “How are Equity Compensation Awards Determined” and “TARGET COMPENSATION TABLE” above for further information regarding the Named Executive Officers’ performance-based RSU compensation.

(3)    This column sets forth the number of shares of Common Stock underlying the RSU awards with time-based vesting conditions that were granted to the Named Executive Officers. See “What Are the Elements of the Company’s Executive Remuneration and the Objectives of Each?” above for further information.

(4)    The base price of the RSU awards was the mean of the highest and lowest sales price of the Common Stock as of the date of grant.

(5)    Amounts shown represent the total grant date fair value calculated in accordance with the provisions of FASB ASC 718, and are shown at the target unit value expected upon achievement of the performance or time-based goals of the awards. See Note 17 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 regarding assumptions underlying valuation of equity awards. Any estimate of forfeitures related to service-based vesting conditions are disregarded pursuant to the SEC Rules.

Outstanding Equity Awards at Fiscal Year-End 2022 Table

The following table reflects outstanding equity grants as of December 31, 2022 for the Named Executive Officers.

	OPTION AWARDS (2)					STOCK AWARDS (1)
Named Executive Officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested	Grant Date Value of Shares or Units of Stock That Have Not Vested (3)	Equity incentive plan awards: Number of unearned Shares, Units or Other Rights That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (4)
Christopher J. Killoy							$875,000	12,299	$622,575
							$875,000	12,299	$622,575
							$875,000	12,811	$648,493
							$875,000	12,811	$648,493
							$700,000	14,797	$749,024
							$700,000	14,797	$749,024
Thomas A. Dineen							$425,000	5,974	$302,404
							$425,000	5,974	$302,404
							$318,800	4,667	$236,244
							$318,800	4,667	$236,244
							$233,500	5,390	$272,842
							$233,500	5,390	$272,842
Thomas P. Sullivan							$281,300	3,953	$200,101
							$281,300	3,953	$200,101
							$281,300	4,118	$208,453
							$281,300	4,118	$208,453
							$233,500	4,756	$240,749
							$233,500	4,756	$240,749
Kevin B. Reid							$243,800	3,426	$173,424
							$243,800	3,426	$173,424
							$243,800	3,569	$180,663
							$243,800	3,569	$180,663
							$200,100	4,122	$208,656
							$200,100	4,122	$208,656
Shawn C. Leska							$201,000	2,813	$142,394
							$201,000	2,813	$142,394
							$201,000	2,943	$148,975
							$201,000	2,943	$148,975
							$183,400	3,384	$171,298
							$183,400	3,384	$171,298

Notes to Outstanding Equity Awards at Fiscal Year End Table

(1)    Awards of restricted stock unit awards include:

•        Performance-based RSUs: Performance-based RSUs have performance triggers.

•        Time-Based RSUs: The Retention RSUs for 2020, 2021, and 2022 are time-based retention awards and are subject to continued employment until, and cliff vesting as of the third anniversary of each applicable award date.

(2)    There were no outstanding option awards for the Named Executive Officers as of December 31, 2022.

(3)    Amounts shown represent the full grant date fair value of the awards calculated in accordance with the provisions of FASB ASC 718, and are shown at the target unit value expected upon achievement of the time-based goals of the awards.

(4)    Amounts shown represent the fair market value of the awards based on the $50.62 closing price of the Company’s Common Stock on December 31, 2022.

OPTION EXERCISES AND STOCK VESTED IN 2022 TABLE

The following table sets forth the value of equity realized by the Named Executive Officers upon the vesting of restricted stock units that converted into shares of stock or cash during 2022. (For further information on stock options and grants made in 2022 to the Named Executive Officers, see the “GRANTS OF PLAN-BASED AWARDS TABLE” above.)

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired Upon Vesting (1)	Value Realized Upon Vesting (2)
Christopher J. Killoy			56,026	$3,745,200
Thomas A. Dineen			7,483	$522,400
Thomas P. Sullivan			7,483	$522,400
Kevin B. Reid			6,413	$447,700
Shawn C. Leska			5,880	$410,500
Total			83,285	$5,648,200

Notes to Options Exercised and Stock Vested Table

(1)    The amounts shown represent the aggregate gross number of shares acquired by the Named Executive Officers upon the exercising of stock options and/or the vesting of stock awards.

(2)    The amounts shown represent the aggregate dollar amount realized by the Named Executive Officers upon the exercising of stock options and/or the vesting of stock awards. The aggregate dollar amount realized upon the exercise of stock options is calculated by determining the difference between the closing price of the Common Stock at exercise and the exercise price of the options. The aggregate dollar amount realized upon the vesting of stock awards is calculated by multiplying the number of shares of stock vested by the closing price of the Common Stock on the vesting date.

Potential Payments upon Termination or Change in Control

Payments on Change in Control

In the event of a potential change in control of the Company, it is vitally important that executives be able to continue working in the best interest of our stockholders. For that reason, the Company has entered into severance agreements with each current Named Executive Officer designed to provide salary and medical benefit continuance in the event of the termination of his employment under certain circumstances. The Company’s severance agreements, other than the Amended Killoy Agreement, are not employment contracts and do not specify an employment term, compensation levels or other terms or conditions of employment. There are also change-in-control provisions in the Company’s stock option, restricted stock unit and restricted stock award agreements.

Covered Terminations and Severance Payments Pursuant to Change in Control Agreements

Except for the Amended Killoy Agreement, each of the current Named Executive Officers’ severance agreements provide for the following severance benefits, if during the term of the agreement: (A) he is terminated without cause or (B) there is a Change in Control and a subsequent reduction of his salary or a diminution of his duties and thereafter he or the Company terminates his employment. In the situation described in clause (A) above, each current Named Executive Officer other than Mr. Killoy will receive a lump sum cash payment equal to 12 months of his annual base salary, if employed for less than five years, or 18 months of his annual base salary if employed for five or more years, and continued insurance benefits. The Amended Killoy Agreement provides for 24 months of Mr. Killoy’s annual base salary and continued insurance benefits. In the situation described in clause (B) above, each Named Executive Officer other than Mr. Killoy will receive a lump sum cash payment equal to one and one half times (18 months) the sum of (i) his annual base salary and (ii) 100% of his target cash bonus, along with continued insurance benefits. In the situation described in clause (B) above, Mr. Killoy will receive a lump sum cash payment equal to two times (24 months) the sum of (i) his annual base salary and (ii) 100% of his target cash bonus, along with continued insurance benefits. In both cases, such continued insurance benefits are to be paid to the Named Executive Officer net of employee contributions for a period equal to the number of months of severance pay.

In all cases, payment of severance benefits will be subject to the six-month deferral requirements under the IRS Tax Code Section 409A. Each of the severance agreements (other than the Amended Killoy Agreement) has a one-year term, subject to automatic renewal on each anniversary of its execution date unless (A) the Named Executive Officer gives notice of his intention to terminate his employment, or (B) the Company gives notice of its intention not to renew the agreement at least 360 days in advance. The amount of severance and benefits are generally determined based on competitive market practices for executives at this level. The Compensation Committee also takes into consideration that executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market and often have a large percentage of their personal wealth dependent on the status of the Company, given the fact that a large part of their compensation is equity-based.

Change in Control Events and Severance Benefits Not Covered by the Severance Agreements

The 2017 Stock Incentive Plan provides for accelerated vesting of stock awards that an executive has already received upon the occurrence of a change in control, not for additional payments or awards. The 2017 Stock Incentive Plan generally provides that, upon the occurrence of a change in control , (i) all stock awards will become fully vested and exercisable and the restrictions and deferral limitations applicable to those awards will lapse prior to the occurrence of a change in control unless, in case of a merger or acquisition of the Company by another business entity, the surviving, continuing, or purchasing corporation assumes the outstanding awards previously issued under the 2017 Stock Incentive Plan or substitutes equivalent awards for such previously-issued awards, or (ii) such outstanding awards are cancelled and paid out in connection with the change in control. The Compensation Committee has the authority to provide for different treatment of individual awards granted to executives upon the occurrence of a change in control event. Certain of the stock awards issued to executives under the 2017 Stock Incentive Plan are subject to double trigger vesting, which awards will only be subject to accelerated vesting upon the occurrence of a change in control event and a termination of the applicable award recipient’s employment in connection with such event.

As noted above, the 2023 Stock Incentive Plan likewise provides for accelerated vesting (under certain circumstances described herein and in the 2023 Stock Incentive Plan) of stock awards that an executive has already received upon the occurrence of a change in control, not for additional payments or awards. The 2023 Stock Incentive Plan, which, as noted above, will not become effective until it is approved by the Company’s stockholders, provides for “double trigger” change in control accelerated vesting for stock awards, which means that the vesting, settlement deferral and/or forfeiture provisions (including any applicable performance-based vesting conditions) for stock awards that are assumed, substituted, or otherwise continued in connection with a change in control event will not lapse or be deemed to have been satisfied by reason of the occurrence of a change in control unless the subject executive’s employment or service with the Company is, thereafter, (i) terminated by the Company or its successor without “cause” (as defined in the 2023 Stock Incentive Plan, attached hereto as Annex A) or (ii) by such executive for “good reason” (as defined in the 2023 Stock Incentive Plan, attached hereto as Annex A).

Change in Control Definition

Generally, under the severance agreements and the 2017 Stock Incentive Plan, a “Change in Control” will be deemed to have occurred:

•        When any person acquires a significant percentage of the voting power of the Company (25% or more under the 2017 Stock Incentive Plan);

•        If a majority of the Board members change, unless the new Directors are elected or nominated for election by at least two-thirds of the existing Board members;

•        Upon the acquisition of all or substantially all of the Company’s assets;

•        Upon the merger or consolidation of the Company with any other person, other than a merger or consolidation (i) pursuant to which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent at least a majority of the combined voting power of the securities of the Company, the surviving entity or any parent company outstanding immediately after such merger or consolidation or (ii) that is effected solely to implement a recapitalization of the Company in which no person is or becomes the owner of securities representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

•        Upon the liquidation or dissolution of the Company (with approval of the stockholders).

Under the 2023 Stock Incentive Plan, which, as noted above, will not become effective until it is approved by the Company’s stockholders, a “Change in Control” will be deemed to have occurred:

•        When any person or more than one person acting as a group acquires a significant percentage of the voting power of the Company (30% or more);

•        If a majority of the Board members change, unless the new Directors are elected or nominated for election by at least two-thirds of the existing Board members;

•        Upon the acquisition of all or substantially all of the Company’s assets;

•        Upon the merger or consolidation of the Company with any other person, other than a merger or consolidation (i) pursuant to which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent at least a majority of the combined voting power of the securities of the Company, the surviving entity or any parent company outstanding immediately after such merger or consolidation or (ii) that is effected solely to implement a recapitalization of the Company in which no person is or becomes the owner of securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

•        Upon the liquidation or dissolution of the Company (with approval of the stockholders).

Termination by Death or Disability

In the event of death or disability, executives receive no payment other than through life insurance or disability insurance available to salaried employees generally. Subject to the terms of the applicable award agreements, (i) performance-based restricted stock unit awards with performance-based vesting terms that are based on the Company’s achievement of a minimum AOP target over a specified period that have met the performance-based AOP trigger and (ii) retention-based restricted stock unit awards will generally become issuable in the event of disability or death. The performance-based equity awards made since 2017, which provide for vesting based in whole or in part upon return on net operating assets and total shareholder return, provide for partial vesting in the event of the death or disability of the recipient for each completed fiscal year in the three-year performance period, subject to the terms of the award agreements.

In the event of termination by death or disability, the executive or his or her estate will receive his or her bonus to the extent earned.

Termination by Retirement

Executives were eligible to participate in the Company’s Pension Plan until December 31, 2007, the effective date of the plan’s “freeze.” None of the Named Executive Officers was eligible for normal retirement, and none of the Named Executive Officers accrued service under the Pension Plan beyond December 31, 2007. Employees are eligible for normal retirement when they have worked for the Company for at least five years and reached age 65 and are eligible for early retirement when they have worked for the Company for at least 10 years and reached age 59-1/2. Pension benefits are described under “PENSION PLANS” below. Subject to the terms of the applicable award agreements, performance-based restricted stock unit awards with performance-based vesting terms that are based on the Company’s achievement of a minimum AOP target over a specified period that have met the performance-based AOP trigger will generally become issuable in the event of retirement. The performance-based equity awards made since 2017, which provide for vesting based in whole or in part upon total shareholder return metrics, provide for partial vesting in the event of the retirement of the recipient for each completed fiscal year in the three-year performance period. Retention-based restricted stock unit awards will be forfeited in the event of retirement before their vesting date.

In the event of termination by retirement, the executive will receive his or her bonus to the extent earned.

Voluntary and Involuntary Termination

The severance benefits for the Named Executive Officers include base salary and medical insurance continuation in cases of termination without cause for a minimum of 12 months and a maximum of 24 months. The Amended Killoy Agreement provides for 24 months of Mr. Killoy’s annual base salary and continued insurance benefits in the event Mr. Killoy is terminated without cause, resigns for good reason (as defined in the Amended Killoy Agreement) or there is a Change in Control and a subsequent reduction of his salary or a diminution of his duties and thereafter he or the Company terminates his employment. Performance-based restricted stock unit awards generally terminate upon the date of voluntary or involuntary termination, whether or not the award has met the performance-based trigger, however, the performance-based restricted stock awards made since 2017 provide for partial vesting in the event of an involuntary termination of the recipient’s employment with the Company without cause for each completed fiscal year in the three-year performance period. In the case of involuntary termination without cause, retention-based stock unit awards will be issuable based on the number of days of service elapsed since the award date divided by the number of days from the award date to the full vesting date.

If any employee voluntarily or involuntarily without cause terminates his or her employment, the employee will receive his or her bonus to the extent earned. If an employee is terminated for cause, any bonus is forfeited.

Retention and Transition Agreements

The Company may enter into retention or “transition” agreements from time to time with executives who retire or voluntarily terminate their employment with the Company in order to facilitate the management transition of the executives’ areas of responsibility. There are no retention or transition agreements in effect as of the date of this Proxy Statement, other than (1) the Fifer Agreement, which provides for (i) Mr. Fifer to provide certain consulting, advisory and other services to the Company for 6 years beginning on such May 9, 2017, (ii) the Company to compensate Fifer for such services at the rate of $350,000 per annum, (iii) the continued vesting of Mr. Fifer’s restricted stock unit awards during the period he provides such services and (iv) a prohibition against Mr. Fifer engaging in certain activities that compete or interfere with the Company from August 1, 2016 through the second anniversary of the end of the period he is providing services under the Fifer Agreement, and (2) the Amended Killoy Agreement, which provides: (i) for Mr. Killoy to continue to serve as Chief Executive Officer of the Company until the 2025 Annual Meeting of the Company’s stockholders, and to resign from such position on such date, (ii) for Mr. Killoy to receive a base salary of not less than $700,000 per annum for such services, (iii) that Mr. Killoy will be eligible to receive, during the period he serves as Chief Executive Officer of the Company, an annual target cash bonus, annual performance equity-based incentive compensation and annual retention equity-based incentive compensation, each equal to 100% of his base salary, (iv) for Mr. Killoy to receive 24 months of severance, in a lump sum, and continued insurance benefits, if Mr. Killoy is terminated without cause, resigns for good reason (as defined in the Amended Killoy Agreement) or there is a change in control (as defined in the Company’s 2017 Stock Incentive Plan) and a subsequent reduction of his salary or a diminution of his duties and thereafter he or the Company terminates his employment, (v) for Mr. Killoy to provide certain consulting, advisory and other services to the Company following his resignation as Chief Executive Officer until December 31, 2026, (vi) for the Company to compensate Mr. Killoy for such services at the rate of $500,000 per annum, (vii) the continued vesting of Mr. Killoy’s restricted stock unit awards as if Mr. Killoy remained employed as the Chief Executive Officer of the Company and (viii) that Mr. Killoy is prohibited engaging in certain activities that compete or interfere with the Company during the period he is providing services under the Amended Killoy Agreement.

POTENTIAL AND ACTUAL PAYMENTS UNDER SEVERANCE AGREEMENTS TABLE

The table below sets forth the terms and estimated potential payments and benefits provided in each termination circumstance for the Company’s Named Executive Officers as of December 31, 2022. The potential amounts shown in the table do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to the Company’s salaried employees generally.

Named Executive Officer	Severance Agreement	Performance- Based Non-Equity Compensation Payment (1)	Number of Equity Awards-That Vest (2)	Continuation of Medical Welfare Benefits (3)	Aggregate Payments (4)
Christopher J. Killoy
Change In Control
Termination	$1,550,000	$1,550,000	79,814	$43,800	$3,143,800
Termination without Cause (5)	$1,550,000	$0	27,437	$43,800	$1,593,800
Retirement	n/a	$775,000	-	$0	$775,000
Death or Disability	n/a	$775,000	79,814	$0	$775,000
Thomas A. Dineen
Change In Control
Termination	$675,000	$506,300	32,062	$32,900	$1,214,200
Termination without Cause	$675,000	$0	10,4793	$32,900	$707,900
Retirement	n/a	$337,500	-	$0	$337,500
Death or Disability	n/a	$337,500	32,062	$0	$337,500
Thomas P. Sullivan
Change In Control
Termination	$600,000	$450,000	25,654	$32,900	$1,082,900
Termination without Cause	$600,000	$0	8,819	$32,900	$632,900
Retirement	n/a	$300,000	-	$0	$300,000
Death or Disability	n/a	$300,000	25,654	$0	$300,000
Kevin B. Reid
Change In Control
Termination	$540,000	$405,000	22,234	$32,900	$997,900
Termination without Cause	$540,000	$0	7,643	$32,900	$572,900
Retirement	n/a	$270,000	-	$0	$270,000
Death or Disability	n/a	$270,000	22,234	$0	$270,000
Shawn C. Leska
Change In Control
Termination	$325,000	$325,200	18,280	$32,900	$845,600
Termination without Cause	$325,000	$0	6,284	$32,900	$520,400
Retirement	n/a	$216,800	-	$0	$216,800
Death or Disability	n/a	$216,800	18,280	$0	$216,800

Notes to Potential and Actual Payments Under Severance Agreements Table

(1)    The performance-based non-equity compensation payment under Retirement or Death or Disability shall be prorated to the extent earned during the partial year prior to Retirement or Death or Disability. The amount shown under Change in Control Termination is the nominal bonus at 200% achievement of goals for a full 12 months in the case of Mr. Killoy and 150% in the case of each of the other Named Executive Officers.

(2)    Includes RSU awards subject to vesting.

(3)    Includes continuation of health insurance coverage assuming family coverage for potential severance recipients.

(4)    Aggregate payments exclude number of RSUs that vest.

(5)    Includes a resignation for good reason (as defined in the Amended Killoy Agreement).

pension plans

All employees, including the individuals named in the Summary Compensation Table above, are eligible to participate in the Company’s 401(k) Plan, subject to IRS plan limits. The 401(k) Plan provides participation and immediate vesting upon three months of service, a safe harbor match for all participants and supplemental discretionary employer contributions for all eligible employees.

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer. To determine the median employee, the Company considered the 2022 W-2 earnings for all 1,876 of its employees as of December 31, 2022, except for the Chief Executive Officer. No adjustments were made to the W-2 earnings and no estimates were used in this determination. The annual total compensation of the median employee and Mr. Killoy were determined in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K. The median employee’s annual total compensation for 2022 was $54,177. Mr. Killoy’s annual total compensation for purposes of this calculation in 2022 was $3,335,852. The ratio of Mr. Killoy’s total annual compensation in 2022 to the median annual total compensation in 2022 for all employees excluding Mr. Killoy was 61.6 to 1.

PAY VERSUS PERFORMANCE (PVP)

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.
					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (1) (2)	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income ($)	Return on Net Operating Assets (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$3,335,852	$1,926,234	$1,237,715	$878,784	$138.57	$61.58	$88,332,000	48%
2021	$3,666,621	$5,188,345	$1,380,720	$1,781,743	$164.08	$101.25	$155,899,000	109%
2020	$3,784,092	$6,576,342	$1,461,602	$2,438,777	$150.16	$108.14	$90,398,000	80%

(1)    Our principal executive officer (PEO) for 2020-2022 is Mr. Killoy. The non-PEO NEOs reflected in columns (d) and (e) include the following individuals: Messrs. Dineen (2020-2022), Sullivan (2020-2022), Reid (2020-2022), and Leska (2020-2022).

(2)    The following amounts were deducted from / added to Summary Compensation Table (SCT) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (CAP) to our PEO and average CAP to our non-PEO NEOs. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

PEO SCT Total to CAP Reconciliation
Fiscal Year	2020	2021	2022
SCT Total	$3,784,092	$3,666,621	$3,335,852
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(1,750,000)	$(1,750,000)	$(1,750,000)
± Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$2,340,622	$2,066,491	$1,166,511
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$1,500,370	$671,412	$(1,466,458)
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$10,903	$81,490	$(65,773)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$690,355	$452,331	$706,102
Compensation Actually Paid	$6,576,342	$5,188,345	$1,926,234

Non-PEO NEO Average SCT Total to Average CAP Reconciliation
Fiscal Year	2020	2021	2022
Average SCT Total	$1,461,602	$1,380,720	$1,237,715
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(522,450)	$(522,450)	$(522,450)
± Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$698,058	$616,874	$383,320
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$322,718	$172,066	$(437,529)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$239,904	$32,747	$12,172
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$238,944	$101,785	$205,555
Average Compensation Actually Paid	$2,438,777	$1,781,743	$878,784

(3)    The Peer Group for which Total Shareholder Return is provided in column (g) is the Dow Jones US Recreational Products TSM index.

(4)    Return on Net Operating Assets is calculated as Pre-Tax Income divided by Average Adjusted Net Assets (Total Assets less Total Liabilities, excluding debt, less Cash plus LIFO reserve).

SUPPLEMENTAL DISCLOSURE

The charts below illustrate the relationship between the PEO’s and other NEOs’ SCT Total Compensation, total shareholder return (TSR), and CAP amounts during the period 2020-2022. This relationship reflects the impact of changes in the Company’s stock price performance on the amount of Compensation Actually Paid in each year in relation to the amount reported in the Summary Compensation Table for the PEO and other NEOs.

CHARTS OF CAP VERSUS PERFORMANCE METRICS

The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period 2020-2022.

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Return on Net Operating Assets during the period 2020-2022.

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES

The three items listed below represent the most important performance metrics we used to determine CAP for FY2022 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “How are Profit Sharing and Bonuses Determined?” and “How are Equity Compensation Awards Determined?”
Most Important Performance Measures
• Return on Net Operating Assets (RONA) • Pre-Tax Income • Adjusted Operating Profit (AOP)

Stockholder Proposals and Director Nominations for 2024

To be considered for inclusion in the Proxy Statement distributed by the Company in connection with next year’s Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to the Company delivered or mailed by first class United States mail, postage prepaid, no later than December 22, 2023 (120 days prior to the first anniversary of the date of the Proxy Statement for this year’s Annual Meeting of Stockholders). Any stockholder proposal to be considered at next year’s Annual Meeting of Stockholders, but not included in next year’s Proxy Statement, must be submitted in writing to the Company no earlier than February 2, 2024 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders) and no later than March 3, 2024 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders.

Recommendations for nominees to stand for election as Directors at next year’s Annual Meeting of Stockholders must be received in writing delivered or mailed by first class United States mail, postage prepaid, no earlier than February 2, 2024 (120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders), and no later than March 3, 2024 (90 days prior to the first anniversary of this year’s Annual Meeting of Stockholders) and include the information as required under “THE BOARD OF DIRECTORS AND ITS COMMITTEES – Nominating and Corporate Governance Committee” described above.

In addition to satisfying the deadlines in the advance notice provisions of the Company’s By-laws (including the time periods set forth therein with respect to notice of the nomination of a director), a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must comply with the advance notice requirement and other requirements under Rule 14a-19 of the Exchange Act, which advance notice requirement does not override or supersede the longer advance notice requirements under the By-Laws.

All stockholder proposals or Director nominations should be submitted to Kevin B. Reid, Sr., Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, Connecticut 06890.

Stockholder and Interested Party Communications
with the Board of Directors

The Board has adopted a method by which stockholders and interested parties can send communications to the Board. Stockholders and interested parties may communicate in writing any questions or other communications to the Chairman or non-management Directors of the Board through the following methods:

•        By contacting the Corporate Secretary at Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, CT 06890;

•        By telephone at (203) 259-7843;

•        By fax at (203) 259-6688; or

•        By calling the Company’s corporate communications telephone “hotline” at 1-800-826-6762 or via the hotline’s website at www.ruger.alertline.com. These hotlines are monitored 24 hours a day, 7 days a week.

Stockholders or interested parties may also communicate in writing any questions or other communications to the management Directors of the Board in the same manner.

Stockholders may contact the Corporate Secretary at (203) 259-7843 or Computershare Investor Services, LLC, which is the Company’s stock transfer agent, at (312) 360-5190 or www.computershare.com for questions regarding routine stockholder matters.

Other Matters

Management of the Company does not intend to present any business at the Meeting other than as set forth in Proposal 1, 2, 3, 4, 5 and 6 of the attached Notice of Annual Meeting of Stockholders, and it has no information that others will present any other business at the Meeting. If other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby in accordance with their judgment on such matters.

The Company, upon written request, will provide without charge to each person entitled to vote at the Meeting a copy of its Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2022, including the financial statements and financial statement schedules. Such requests may be directed to Kevin B. Reid, Sr., Corporate Secretary, Sturm, Ruger & Company, Inc., 1 Lacey Place, Southport, Connecticut 06890.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin B. Reid, Sr.
Corporate Secretary
Southport, Connecticut
April 20, 2023

ANNEX A

THE STURM, RUGER & COMPANY, INC.
2023 STOCK INCENTIVE PLAN

1.     Purpose; Prior Plan. The purpose of the Plan is (i) to enable the Company and any Related Company to attract and retain employees and independent contractors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such employees and independent contractors to participate in the long-term success and growth of the Company by giving them an equity interest in the Company and (ii) to compensate non-employee directors and to provide incentives to such directors, which incentives are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company. Upon and after the Effective Date, no additional awards shall be granted under the Prior Plan.

2.     Definitions.

(a)  “Awards” shall mean awards under the Plan in the form of (i) Non-Qualified Stock Options, (ii) Incentive Stock Options, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Appreciation Rights and (vi) Other Stock-Based Awards.

(b)  “Award Agreement” shall mean the document or documents by which each Award is evidenced, which may be in written or electronic form.

(c)  “Award Date” shall mean the fourth business day following the Company’s release of a quarterly report on Form 10-Q or an annual report on Form 10-K.

(d)  “Board” shall mean the Board of Directors of the Company.

(e)  “Cause” shall, with respect to any Participant, have the meaning specified in the applicable Award Agreement, provided that, if such term is not defined in an Award Agreement, it shall mean (i) dishonesty or the willful engaging by a Participant in illegal conduct, if such acts materially injure the Company or its subsidiaries; (ii) the willful failure of a Participant to perform the material duties of his or her service as an employee or service provider of the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand is delivered to such Participant that identifies the manner in which such Participant has not substantially performed his or her duties; (iii) the willful engaging that is materially injurious to the Company or its subsidiaries; or (iv) disloyalty towards the Company or its subsidiaries that results in material harm to the Company or its subsidiaries, which specifically shall include, but not be limited to, actions which are inconsistent with the fiduciary duty owed by a Participant to the Company or its subsidiaries arising by law from his or her employment as an officer or agent of the Company or its subsidiaries.

(f)   A “Change in Control” shall mean:

(i)   any person or more than one person acting as a group (other than the Company or a Related Company) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)  the following individuals cease for any reason to constitute a majority of the number of Directors then serving as Directors of the Company: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

Annex A-1

(iii) a merger or consolidation of the Company is consummated with any other corporation or entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent (as defined below) thereof), at least a majority of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected solely to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of any assets which individually or as part of a series of related transactions constitute all or substantially all of the Company’s consolidated assets.

(v)  For the purposes of this definition and this Plan, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(vi) For the purposes of this definition and this Plan, “Parent” shall mean any entity that becomes the Beneficial Owner of at least a majority of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company.

(g)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)  “Committee” shall mean the Compensation Committee of the Board or such other committee appointed either by the Board or by such Compensation Committee to administer the Plan. The Committee and each such other committee appointed by the Board or the Compensation Committee to administer the Plan shall be composed entirely of Directors who are individuals who qualify as “independent” pursuant to the regulations of any national securities exchange on which the Stock is listed and as “non-employee directors” within the meaning of Rule 16b-3 as promulgated under Section 16(b) of the Exchange Act. However, no action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet the foregoing qualification standards. If at any time no Committee shall be in office, then the functions of the Committee specified in this Plan shall be exercised by the Board.

(i)   “Company” shall mean Sturm, Ruger & Company, Inc., a Delaware corporation.

(j)   “Company Group” shall mean, collectively, the Company, its Parent (if any), and the Related Companies.

(k)  “Deferral Period” shall mean the period during which receipt of payment under an award of Deferred Stock shall be deferred.

(l)   “Deferred Stock” shall mean an award of an unfunded and unsecured promise to deliver shares of Stock, cash, other securities or other property (subject to certain vesting or other restrictions) granted to Participant pursuant to the Plan. Deferred Stock is also referred to as restricted stock units or RSUs.

(m) “Director” shall mean any individual who is a member of the Board.

(n)  “Disability” shall mean the Participant is unable to engage in the activities required by the Participant’s job and any other Company job suitable for Participant (as determined by the Board or the Committee) by reason of any medically determined physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than one hundred twenty (120) days (in each case, as determined in good faith by a majority of the Board, which determination shall be conclusive).

Annex A-2

(o)  “Effective Date” shall mean the date this Plan is approved by the Company’s stockholders.

(p)  “Employee” shall mean any employee of the Company or any Related Company.

(q)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(r)   “Fair Market Value” shall mean, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock on a particular date shall mean (i) the closing sale price per share of Stock on the national securities exchange on which the Stock is principally traded for the last preceding date on which there was a sale of such Stock on such exchange, (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

(s)  “Good Reason” shall, with respect to any Participant, have the meaning specified in the applicable Award Agreement, provided that, if such term is not defined in an Award Agreement, it shall mean the Company or its successor reduces such Participant’s duties, authority, or base compensation (other than for Cause) without such Participant’s written consent and does not cure the circumstances giving rise to the Good Reason within sixty (60) days following the date of the Company’s (or its successor’s) receipt of a written notice from such Participant describing such circumstances, which written notice must be received by the Company or its successor within thirty (30) days following the occurrence of such circumstances.

(t)   “Incentive Stock Option” shall mean a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code granted to an Employee of the Company pursuant to the Plan.

(u)  “Non-Employee Directors” shall mean those members of the Board who are not otherwise serving as officers or Employees of the Company or any Related Company at the same time that they are serving as members of the Board.

(v)  “Non-Qualified Stock Option” shall mean a Stock Option which is not an Incentive Stock Option granted to a Participant pursuant to the Plan.

(w) “Other Stock Based Awards” shall mean an Award that is not a Stock Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit, that is granted under the Plan and is (i) payable by delivery of shares of Stock, and/or (ii) measured by reference to the value of shares of Stock.

(x)  “Participant” shall mean an Employee, Director (including Non-Employee Directors), independent contractor, officer, advisor of the Company, its Parent, if any, or any Related Company or other individual as designated by the Committee, in its sole discretion, to the extent such designation does not prevent the Plan and Awards under the Plan from being covered by Rule 701 promulgated under or a registration statement under Form S-8 under the Securities Act of 1933, as amended.

(y)  “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(z)  “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award or any other Award under the Plan.

(aa)“Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award or other applicable Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award or other applicable Award has been earned for such Performance Period.

Annex A-3

(bb)“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for such Performance Period based upon the Performance Criteria.

(cc)“Performance Period” shall mean the one or more periods of time of not less than (12) months, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(dd)“Plan” shall mean The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan.

(ee)“Plan Year” shall mean the period (i) beginning on the date of the Company’s Annual Stockholders meeting and (ii) ending on the day immediately prior to the Company’s next succeeding Annual Stockholders meeting.

(ff)  “Prior Plan” shall mean The Sturm, Ruger & Company, Inc. 2017 Stock Incentive Plan.

(gg)“Related Company” shall mean with respect to the Company, (i) any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by the Company or one or more of its Related Companies (or a combination thereof); and (ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is the Company or one or more of its Related Companies (or any combination thereof) or (B) the only general partners (or functional equivalents thereof) of which are the Company or one or more of its Related Companies (or any combination thereof).

(hh)“Restricted Stock” shall mean an award of shares of Stock (subject to certain vesting or other restrictions) granted to a Participant pursuant to the Plan.

(ii)  “Stock” shall mean the common stock of the Company.

(jj)  “Stock Appreciation Rights” shall mean award of stock appreciation rights granted to a Participant pursuant to the Plan.

(kk)“Stock Option” shall mean an option to purchase shares of Stock granted to a Participant pursuant to the Plan, which may be either a Non-Qualified Stock Option or an Incentive Stock Option.

3.     Types of Awards. Awards under the Plan may be in the form of (a) Non-Qualified Stock Options, (b) Incentive Stock Options, (c) Restricted Stock, (d) Deferred Stock, (e) Stock Appreciation Rights, and (f) Other Stock-Based Awards.

4.     Administration.

(a)  Composition of Committee. The Plan shall be administered by the Committee; provided, however, that to the extent determined necessary to satisfy the requirements for exemption from Section 16(b) of the Exchange Act, with respect to the acquisition or disposition of securities hereunder, action by the Committee shall be by a committee composed solely of two or more “non-employee directors,” within the meaning of Rule 16b-3 as promulgated under Section 16(b) of the Exchange Act, appointed by the Board or by the Committee. Members of the Committee shall serve at the pleasure of the Board.

(b)  Power and Authority of Committee. The Committee shall have the authority to grant Awards to eligible Participants under the Plan, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable, to interpret the terms and provisions of the Plan and any Award granted under the Plan, and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, subject to the terms of the Plan, the Committee shall have the authority:

(i)     to determine whether and to what extent any Award or combination of Awards will be granted hereunder;

Annex A-4

(ii)    to select the Participants to whom Awards will be granted;

(iii)   to determine the number of shares of Stock to be covered by each Award granted hereunder;

(iv)   to determine the terms and conditions of any Award granted hereunder, including, but not limited to, adopting forms of Award Agreements and any amendment thereto and determining any vesting or other restrictions based on performance and such other factors as the Committee may determine, and to determine whether the terms and conditions of the Awards are satisfied;

(v)    to determine the treatment of Awards upon an Employee’s retirement, disability, death or termination of employment, an independent contractor’s disability, death or termination of service or a Director’s disability, death, resignation, removal from the Board or when such Director’s successor has been elected;

(vi)   to determine whether Awards will be eligible to receive any dividends declared or dividend equivalent rights with respect to the number of shares covered by an Award or that the holders of Awards have no rights with respect to such dividends or dividend equivalent rights; provided that, as set forth in Section 17 of the Plan, no such dividends or dividend equivalent rights shall eligible to be paid with respect to an unvested Award until and to the extent such Award has become vested;

(vii)  to determine whether, to what extent, and under what circumstances any Award shall be terminated or forfeited or the Participant shall be required to disgorge to the Company gains or earnings attributable to an Award, including in connection with a clawback event under any compensation clawback policy of the Company in effect from time to time pursuant to Section 18(m) of the Plan;

(viii) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(ix)   to establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and

(x)    to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)  Determinations of Committee Final and Binding. All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

(d)  Board Approval / Authority. Notwithstanding anything in the Plan to the contrary, and to the extent determined to be necessary to satisfy an exemption under Rule 16b-3 with respect to the grant of an Award hereunder (and, as applicable, with respect to the disposition to the Company of Stock hereunder), or as otherwise determined advisable by the Committee, the terms of the grant of Awards (and, as applicable, any related disposition to the Company) under the Plan shall be subject to the prior approval of the Board. Any prior approval of the Board, as provided in the preceding sentence, shall not otherwise limit or restrict the authority of the Committee to grant awards under the Plan. Notwithstanding anything to the contrary contained in the Plan, subject to any limits imposed by any securities exchange on which the Stock is listed or quoted, the full Board may, in its sole discretion, at any time and from time to time, grant Awards, administer the Plan, and exercise any other authority granted to the Committee with respect to the Plan. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(e)  Award Date. Except as otherwise determined by the Committee, each Award made under the Plan shall have its date of grant on an Award Date.

Annex A-5

5.     Stock Subject to Plan.

(a)  Eligibility. Officers, Employees, Directors (including Non-Employee Directors), independent contractors, officers and advisors of the Company or any Related Company are eligible to be granted Awards under the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

(b)  Shares of Stock Subject to Plan. The total number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (x) 1,000,000, (y) any shares of Stock that remain available (taking into account shares of Stock that may be issued pursuant to outstanding awards under the Prior Plan) for grant under the Prior Plan as of the Effective Date, and (z) any shares of Stock that become available from the Prior Plan after the Effective Date in accordance with Section 5(c) of this Plan (the “Absolute Share Limit”). The shares of Stock hereunder may consist of authorized but unissued shares or treasury shares. The Stock reserved for issuance under the Plan shall be available for issuance with respect to any Award. Notwithstanding the foregoing but subject to Section 5(d) of the Plan, (i) no more than a number of shares of Stock equal to the Absolute Share Limit shall be available for issuance under the Plan with respect to any Stock Options (including Incentive Stock Options) awarded, (ii) no more than 150,000 shares of Stock shall be available for issuance under the Plan in any one (1) fiscal year to any single Participant with respect to Stock Options, (iii) no single Participant shall be granted Stock Appreciation Rights under the Plan in any one (1) fiscal year related to more than 150,000 shares of Stock, (iv) no single Participant shall be granted Performance Compensation Awards under the Plan in any one (1) fiscal year related to more than 150,000 shares of Stock (or in the event any such Award is paid in cash, other securities, other Awards or other property, no more than the fair market value of such number of shares of Stock on the last day of the Performance Period to which such Award relates), and (v) the maximum number of shares of Stock subject to Awards granted during any single Plan Year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during such Plan Year (in each case, granted or paid to such Non-Employee Director in such capacity), shall not exceed $300,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). Stock reserved and available for issuance under the Plan shall further be subject to adjustment as provided below.

(c)  Cancellation, Surrender or Termination of Awards. To the extent a Stock Option or Stock Appreciation Right is surrendered, canceled, forfeited, or terminated without having been exercised or without otherwise having received any payment therefor, or an Award is surrendered, canceled, forfeited, or terminated without the Award holder having received payment of or delivery of shares with respect to the Award, the shares subject to such Awards shall again be available for issuance in connection with future Awards under the Plan; provided, however, that (i) shares of Stock subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award (including shares that were subject to an Award but were not issued or delivered as a result of the net settlement or net exercise of such Award) and (ii) shares of Stock repurchased on the open market with the proceeds of an Option exercise, in each case, shall not be available for issuance under this Plan. At no time will the overall number of shares of Stock issued and delivered to Participants under the Plan plus the number of shares of Stock covered by outstanding Awards under the Plan exceed the Absolute Share Limit (subject to adjustment under Section 5(d) below). Shares of Stock subject to awards granted under the Prior Plan that are canceled, terminated, expired unexercised, or forfeited following the Effective Date shall become available for issuance under this Plan on a one-for-one basis; provided, however, that shares of Stock subject to awards granted under the Prior Plan that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of such award shall not become available for issuance under this Plan.

(d)  Capital and Corporate Changes. Subject to the provisions of Section 16 of this Plan, in the event of any merger, reorganization, consolidation, sale of all or substantially all of the Company’s assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of

Annex A-6

assets (including cash) or other change in corporate structure affecting the Stock (any such event, an “Adjustment Event”), an equitable substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made to prevent dilution or enlargement of the rights of participants under the Plan with respect to (i) the Absolute Share Limit under the Plan, (ii) the identity of the Stock or other securities to be issued under the Plan, or (iii) the terms of any outstanding Award, including without limitation, the number of shares of Stock subject to the Award, the exercise price, and the performance measures or conditions; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 5(d) shall be conclusive and binding for all purposes.

6.     Stock Options. The Stock Options awarded under the Plan may be of two types: (a) Non-Qualified Stock Options and (b) Incentive Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(a)  Number of Shares Underlying Options and Exercise Price. The Stock Option Award Agreement shall specify the number of shares of Stock that may be purchased, the exercise price to be paid by the Participant and the other terms, conditions and limitations applicable to the exercise of the Stock Options. The exercise price per share of Stock purchasable under a Stock Option shall be determined by the Committee (but shall not be less than 100% of the Fair Market Value of a share of Stock determined as of the date of grant).

(b)  Stock Option Term. The term of each Stock Option shall be determined by the Committee, not to exceed ten (10) years from the date of grant.

(c)  Vesting / Exercisability. Stock Options shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee (which vesting conditions may include the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine), provided, that, the minimum vesting period shall, subject to Section 18(f)(ii), be twelve (12) months.

(d)  Method of Exercise. Once vested, Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the Award, which may include (i) cash (including cash equivalents), (ii) delivery of unrestricted shares of Stock owned by the optionee for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”), (iii) any other manner permitted by law as determined by the Committee (including, without limitation, by means of a broker-assisted cashless exercise pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Stock otherwise issuable upon exercise of a Stock Option and to deliver promptly to the Company an amount equal to the exercise price and a “net exercise” procedure effected by withholding the minimum number of shares of Stock otherwise issuable in respect of a Stock Option that is needed to pay the exercise price and any applicable taxes required to be withheld, or (iv) any combination of the foregoing. Any fractional shares of Stock shall be settled in cash.

(e)  No Stockholder Rights. An optionee shall have neither rights to dividends or dividend equivalents (other than amounts credited (but not eligible to be paid until vested) in accordance with Section 4(b)(vi) of this Plan) nor other rights of a stockholder with respect to shares subject to a Stock Option until such Stock Option is exercised and shares of Stock are issued to the applicable Participant in respect thereof.

Annex A-7

(f)   Special Terms for Incentive Stock Options. Notwithstanding the foregoing provisions of this Section 6, no Incentive Stock Option shall (i) have an exercise price which is less than 100% of the Fair Market Value of the Stock on the date of the award of the Incentive Stock Option (or, in the case of an Employee who owns Stock possessing more than 10% of the total voting power of all classes of stock of the Company (or its parent or subsidiary corporation) (a “10% shareholder”), have an exercise price which is less than 110% of the Fair Market Value of the Stock on the date of grant), (ii) be exercisable more than ten (10) years (or, in the case of a 10% shareholder, five (5) years) after the date such Incentive Stock Option is awarded or (iii) be awarded more than ten (10) years after the date of the adoption of the Plan. Notwithstanding anything to the contrary in this Plan, only Employees of the Company or a parent or subsidiary of the Company (as defined in Code Sections 424(e) and 424(f)) shall be eligible to receive awards of Incentive Stock Options. By accepting an Incentive Stock Option granted under the Plan, each such optionee agrees, and any agreement or letter evidencing such option grant shall so provide, that he or she will notify the Company in writing immediately after such optionee makes a “disqualifying disposition” (as provided in Sections 421, 422 and 424 of the Code and the treasury regulations thereunder) of any Stock acquired pursuant to the exercise of an Incentive Stock Option granted under the Plan.

7.     Restricted Stock. Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(a)  Number of Shares of Restricted Stock. The number of Shares of Restricted Stock awarded shall be determined by the Committee. The Restricted Stock Award Agreement shall specify the number of Restricted Stock and other terms and conditions applicable to the Restricted Stock.

(b)  Restricted Stock Terms. The terms of the Restricted Stock Award shall be determined by the Committee and set forth in the Award Agreement. In accordance with Section 17(a), no dividends or dividend equivalent rights shall be eligible to be paid in respect of an unvested Restricted Stock Award unless and until such Restricted Stock Award becomes vested.

(c)  Vesting. The vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine, provided, that, the minimum vesting period shall, subject to Section 18(f)(ii), be twelve (12) months.

(d)  Method of Delivery. Stock certificates or book entries representing the Restricted Stock awarded to a Participant shall be registered in the Participant’s name, but the Committee may direct that such certificates or book entries bear an appropriate restrictive legend and/or be held by the Company on behalf of the Participant until vested. At the time the Restricted Stock vests, a certificate for such vested shares shall be delivered to the Participant (or his or her designated beneficiary in the event of death) free of all restrictions and the applicable restrictive legend(s) will be removed.

8.     Deferred Stock Awards. Subject to the following provisions, all awards of Deferred Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(a)  Number of Deferred Stock Awards. The number of shares of Deferred Stock awarded shall be determined by the Committee. Each Deferred Stock Award Agreement shall specify the number of shares of Deferred Stock to be awarded to the applicable Participant and other terms and conditions applicable to such Deferred Stock Award.

(b)  Deferred Stock Award Terms. The terms of the Deferred Stock Award shall be determined by the Committee and set forth in the Award Agreement.

(c)  Vesting. The award of Deferred Stock (representing the right to receive Stock, cash, other securities or other property at the end of the Deferral Period) may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine, provided, that, the minimum vesting period shall, subject to Section 18(f)(ii), be twelve (12) months.

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(d)  Method of Settlement. At the expiration of the Deferral Period and upon the satisfaction of the vesting conditions, as applicable, unless otherwise provided by the Committee in an Award Agreement or otherwise, the Participant (or his or her designated beneficiary in the event of death) shall receive delivery of (i) shares of Stock equal to the number of shares covered by the vested Deferred Stock Award, (ii) cash equal to the Fair Market Value of such Stock or (iii) a combination of shares and cash, as the Committee may determine.

(e)  No Stockholder Rights. A Participant shall have neither rights to dividends or dividend equivalent rights (other than amounts credited (but not eligible to be paid until vested in accordance with Section 4(b)(vi) of this Plan) nor other rights of a stockholder with respect to the Deferred Stock until the expiration of the Deferral Period and the shares of Stock are issued to the Participant in respect thereof.

9.     Stock Appreciation Rights. Subject to the following provisions, all awards of Stock Appreciation Rights shall be in such form and shall have such terms and conditions as the Committee may determine:

(a)  Number of Stock Appreciation Rights and Exercise Price. The number of Stock Appreciation Rights awarded shall be determined by the Committee. The Stock Appreciation Rights Award Agreement shall specify the number of shares of Stock to be covered by each Stock Appreciation Rights Award, the exercise price thereof and other terms, conditions and limitations applicable to the exercise thereof. The exercise price of the Stock Appreciation Rights shall be determined by the Committee (but shall not be less than 100% of the Fair Market Value of a share of Stock determined as of the date of grant). Stock Appreciation Rights may be granted in tandem with Stock Option Awards, in addition to another Award or unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time.

(b)  Term. The term of the Stock Appreciation Rights Award shall be determined by the Committee, not to exceed ten (10) years from the date of grant.

(c)  Exercisability. Stock Appreciation Rights shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee (which vesting conditions may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine, provided, that, the minimum vesting period shall, subject to Section 18(f)(ii), be twelve (12) months.

(d)  Settlement. Stock Appreciation Rights shall entitle the holder to receive an amount equal to the excess of the Fair Market Value of shares of Stock to which the Award relates on the date of exercise of the Stock Appreciation Rights over the applicable exercise price. The Committee shall determine whether a Stock Appreciation Rights, upon exercise, shall be settled in cash, shares of Stock or a combination of cash and Stock.

(e)  Stockholder Rights. A Participant shall have neither rights to dividends (other than amounts credited (but not eligible to be paid until vested) in accordance with Section 4(b)(vi) of this Plan) nor other rights of a stockholder with respect to the Stock Appreciation Rights unless and until the Stock Appreciation Rights Award is settled (if at all) in shares of Stock.

10.   Other Stock Based Awards. The Committee may grant Other Stock Based Awards under the Plan to eligible Participants, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Stock Based Award granted under the Plan shall be evidenced by an Award Agreement. Each Other Stock Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

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11.   Performance Compensation Awards.

(a)  General. The Committee shall have the authority, at or before the time of grant of any Award, to designate such Award as a Performance Compensation Award or to base vesting conditions for any Award upon attainment of Performance Goals or other Performance Criteria described in this Section 11.

(b)  Terms of Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula(e).

(c)  Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), including, but not limited to, the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction: (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, business integration projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, safety goals, corporate ethics goals, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage year-end cash position or book value; (xxvii) strategic objectives; (xxviii) debt reduction; (xxix) employee diversity goals; (xxx) any combination of the foregoing; and (xxxi) any other performance goal, criteria or metric determined by the Committee in its discretion. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof; as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

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12.   Non-Employee Director Restricted Stock Awards. Notwithstanding the provisions of Section 7 of this Plan, unless otherwise determined by the Committee, Restricted Stock Awards shall be granted to each individual serving as a Non-Employee Director from time to time during the term of the Plan on the following terms and conditions:

(a)  Annual Grants. Each Non-Employee Director shall receive a grant of Restricted Stock on the Effective Date and, except as otherwise determined by the Committee, the date of each subsequent Annual Meeting of Stockholders of the Company.

(b)  Amount of Restricted Stock. The Restricted Stock Awards granted pursuant to Section 12(a) shall consist of shares of Stock with an aggregate Fair Market Value equal (in US dollars) to the product of (i) such Non-Employee Director’s annual retainer compensation (as determined pursuant to the Board of Directors approved fee schedule) and (ii) 1/3. If an individual becomes a Non-Employee Director during a Plan Year on a date other than the date of the Annual Meeting of Stockholders for such Plan Year, such Non-Employee Director shall be granted a Restricted Stock Award under Section 12(a) on the first Award Date following the date such individual becomes a Non-Employee Director which shall consist of shares of Stock with an aggregate Fair Market Value calculated in accordance with the above but reduced pro-rata to reflect the portion of the Plan Year that has elapsed prior to the date on which he became a Non-Employee Director.

(c)  Vesting. Restricted Stock granted pursuant to Section 12(a) shall be vested and no longer subject to a risk of forfeiture on the date of the first Annual Meeting of Stockholders following the date of grant.

(d)  Method of Delivery. Stock certificates or book entries representing the Restricted Stock awarded to a Non-Employee Director pursuant to Section 12(a) shall be registered in the Non-Employee Director’s name, but the Committee may direct that such certificates or book entries bear an appropriate restrictive legend and/or be held by the Company on behalf of the Non-Employee Director. At the time the Restricted Stock vests, a certificate for such vested shares shall be delivered to the Non-Employee Director (or his or her designated beneficiary in the event of death) free of all restrictions and the applicable restrictive legend(s) will be removed.

13.   Tax Withholding; 83(b) Elections.

(a)  Withholding. Each Employee shall, no later than the date as of which the value of an Award (or portion thereof) first becomes includible in the Employee’s income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Award (or portion thereof). The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent required by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee including, but not limited to, the right to withhold shares of Stock otherwise deliverable to the Employee with respect to any Awards hereunder.

(b)  Use of Stock to Satisfy Withholding Obligations. To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an Employee may irrevocably elect to have the withholding tax obligation or any additional tax obligation with respect to any Awards hereunder satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to the Employee with respect to the Award, (ii) delivering to the Company shares of unrestricted Stock (that have been held by the Participant for at least six (6) months or such other period established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP) or (iii) through any combination of withheld and delivered shares of Stock, as described in (i) and (ii); provided that with respect to shares withheld pursuant to clause (i), the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences.

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(c)  Required Consent to and Notification of Section 83(b) Election of the Code. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

14.   Amendments and Termination. The Board or the Committee may discontinue the Plan at any time and may amend it from time to time. No such action of the Board or the Committee shall require the approval of the stockholders of the Company, unless such stockholder approval is required by applicable law or by the rules or regulations of the New York Stock Exchange, or is otherwise determined necessary or desirable, in the sole discretion of the Committee, to enable transactions associated with grants of Awards and purchases of Stock to qualify for an exemption from Section 16(b) of the Exchange Act. No amendment or discontinuation of the Plan shall adversely affect any Award previously granted without the Award holder’s written consent.

15.   Termination of Employment, Independent Contractor or Board Service. If a Participant’s employment or service with the Company or a Related Company terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise or a Non-Employee Director ceases to be a member of the Board by reason of death, disability, retirement, resignation or otherwise, the Awards granted pursuant to this Plan shall be exercisable to the extent determined by the Committee in an Award Agreement or otherwise.

16.   Change in Control. In the event of a Change in Control:

(a)  With respect to each outstanding Award that is assumed, substituted or otherwise continued in connection with such Change in Control, the vesting, settlement deferral and/or forfeiture provisions (including any applicable performance-based vesting conditions) of such Award shall not lapse or be deemed to have been satisfied by reason of such Change in Control unless the subject Participant’s employment or service with the Company or a Related Company is, thereafter, terminated (i) by the Company or its successor (or a Related Company, as applicable) without Cause or (ii) by such Participant for Good Reason, in each case, prior to the end of the applicable vesting, settlement deferral and/or forfeiture period for such Award.

(b)  With respect to each outstanding Award that is not assumed, substituted or otherwise continued in connection with such Change in Control, immediately upon the occurrence of such Change in Control, the vesting, settlement deferral, and/or forfeiture provisions of such Award shall lapse and any performance-based vesting conditions in such Award for any current or future period shall be deemed to have been satisfied (as determined by the Committee based on its good faith estimate of actual performance), and, if such Award is a Stock Option or Stock Appreciation Right, any unexercisable portion of such Award shall become fully exercisable (provided, that, to the extent such Stock Option or Stock Appreciation Right is not exercised as of the date of such Change in Control, the unexercised portion of such Stock Option or Stock Appreciation Right shall terminate on such date).

(c)  For purposes of this Section 16, an Award shall be considered to have been assumed, substituted or continued if, following a Change in Control, such Award is of comparable value and remains subject to substantially the same terms and conditions applicable to such Award immediately prior to such Change in Control (other than with respect to the issuer of such Award, which may, as applicable, be the Company or its successor, the acquiring entity, or any subsidiary or ultimate parent entity thereof).

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17.   Prohibition on Payment of Dividends on Unvested Awards; Prohibition on Repricing.

(a)  No dividends or dividend equivalent rights shall eligible to be paid with respect to an unvested Award until and to the extent such Award has become vested. (b) Notwithstanding anything in the Plan to the contrary, without approval by the Company’s stockholders, the Committee will not (i) take any action which is considered a “repricing” under generally accepted accounting principles or under the rules of the New York Stock Exchange (or of any other securities exchange on which the Company’s Stock is listed or quoted), including lowering the grant price of outstanding Stock Options or Stock Appreciation Rights, or (ii) “buyout” or offer to cancel outstanding “underwater” Stock Options or Stock Appreciation Rights (i.e., where the exercise price is equal to or greater than the Fair Market Value of a share of Stock) in exchange for a cash payment or replacement Stock Options or Stock Appreciation Rights with grant prices that are less than the grant prices of the cancelled Stock Options or Stock Appreciation Rights.

18.   General Provisions.

(a)  Non-Transferability.

(i)   Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any other member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

(ii)  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Stock Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Stock to be acquired pursuant to the exercise of such Stock Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s termination of employment or service under the terms of the Plan and the applicable Award Agreement shall continue to be

Annex A-13

applied with respect to the Participant, including, without limitation, that a Stock Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(b)  Award Agreements. Each Award granted pursuant to the Plan shall be evidenced by a written Award Agreement executed by the Company and the person to whom such Award is granted or a grant letter executed by the Company.

(c)  Investment Purposes. The Committee may require a Participant to give satisfactory assurances that the shares purchased by him or her pursuant to any Award are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of applicable securities laws.

(d)  Registration. The Committee may condition the exercise of an Award upon the listing, registration or qualification of the shares covered by such Award upon a securities exchange or under applicable securities laws.

(e)  Plan Not a Contract of Employment. The Plan is not an employment contract and neither the Plan nor any action taken hereunder shall be construed as giving to a Participant the right to be retained in the employ of the Company or a Related Company. The Company or, as applicable, the Related Company may terminate the Participant’s employment as freely and with the same effect as if the Plan were not in existence. Nothing set forth in the Plan shall prevent the Company or a Related Company from adopting other or additional compensation arrangements.

(f)   Determinations Not Uniform; Vesting Term Exceptions.

(i)   Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated.

(ii)  Notwithstanding anything to the contrary in the Plan, up to 5% of the shares of Stock subject to Awards made under the Plan may have a vesting period of less than twelve (12) months.

(g)  Indemnification. No member of the Board or the Committee, nor any officer or Employee of the Company or a Related Company acting on behalf of the Board or the Committee, shall have any liability with respect to any action or omission relating to the Plan made by them in good faith or in reliance upon the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or any resolutions of the Board or the Committee certified by the secretary or assistant secretary of the Company, and all members of the Board and the Committee, and all officers or Employees of the Company and Related Companies acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company (to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or a Related Company) in respect of any such action, determination or interpretation. Notwithstanding the foregoing, the Company or any Related Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company or Related Company consents in writing to such settlement or compromise.

(h)  Awards Not Includable for Benefit Purposes. Income recognized by an Employee pursuant to the Plan shall not be included in the determination of benefits under any other executive compensation or Employee benefit or other compensatory plan of the Company or a Related Company, or any entity controlled by the Company or a Related Company, except as specifically provided in any such other plan, required by law, or as otherwise provided by the Committee.

(i)   Severability. If any provision of the Plan is held to be void, illegal, unenforceable or otherwise in conflict with the law governing the Plan, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the other provisions of the Plan shall remain in full force and effect.

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(j)   Headings and Governing Law. The text of the Plan shall control and the headings to the Sections are for reference purposes only and do not limit or extend the meaning of any of the Plan’s provisions. Except as to matters of federal law, the Plan and all rights hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of law thereof.

(k)  Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a recipient by the Company, nothing contained herein shall give any such recipient any rights that are greater than those of a general creditor of the Company.

(l)   Applicable Laws and Regulations.

(i)   The obligation of the Company to settle Awards in shares of Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 7 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)  The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Stock from the public markets, the Company’s issuance of Stock to the Participant, the Participant’s acquisition of Stock from the Company and/or the Participant’s sale of Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate exercise price (in the case of a Stock Option or Stock Appreciation Right, respectively) or any amount payable as a condition of issuance of shares of Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as

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practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Deferred Stock or Other Stock Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Deferred Stock or Other Stock Based Awards, or the underlying shares in respect thereof.

(m) Clawback / Recoupment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law and the regulations of any national securities exchange on which the Stock is listed. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(n)  Section 409A of the Code.

(i)   Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code (to the extent applicable), and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii)  Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

19.   Effective Date and Duration. The Plan shall be effective on the Effective Date. No Awards shall be made under the Plan after the date that is ten (10) years from the Effective Date, provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

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STURM, RUGER & COMPANY, Inc.

1 LACEY PLACE, SOUTHPORT, CT 06890 U.S.A. | 203-259-7843 | WWW.RUGER.COM | NYSE:RGR

STURM, RUGER & COMPANY, INC. 1 LACEY PLACE SOUTHPORT, CT 06890 ATTN: KEVIN B. REID, SR. SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RGR2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V11867-P88251 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. STURM, RUGER & COMPANY, INC. The Board of Directors unanimously recommends a vote FOR the election of nine Directors, and FOR Proposals 2, 3, and 4. For Withhold 1a. John A. Cosentino, Jr. 1b. Michael O. Fifer 1c. Sandra S. Froman 1d. Rebecca S. Halstead 1e. Christopher J. Killoy 1f. Terrence G. O’Connor 1g. Amir P. Rosenthal 1h. Ronald C. Whitaker 1i. Phillip C. Widman For Against Abstain 2. The ratification of the appointment of RSM US LLP as the independent auditors of the Company for the 2023 fiscal year. 3. A proposal to approve The Sturm, Ruger & Company, Inc. 2023 Stock Incentive Plan. 4. An advisory vote on the compensation of the Company’s Named Executive Officers. The Board of Directors recommends a vote of “1 Year” for the frequency of the shareholder vote to approve the compensation of the Named Executive Officers. 1 Year 2 Years 3 Years Abstain 5. An advisory vote on the frequency of the shareholder vote to approve the compensation of the Named Executive Officers. The Board of Directors unanimously recommends a vote AGAINST Proposal 6. For Against Abstain 6. A shareholder proposal seeking an assessment of Company advertising and marketing practices. Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V11868-P88251 Sturm, Ruger & Company, Inc. Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by the Board of Directors for Annual Meeting - June 1, 2023 Christopher J. Killoy and Kevin B. Reid, Sr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Sturm, Ruger & Company, Inc. to be held on June 1, 2023 at 9:00 a.m. EDT or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR Proposals 2, 3, and 4, “1 YEAR” on Proposal 5, and AGAINST Proposal 6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)